UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Triumph Group, Inc.

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Triumph Group, Inc.

2024 Proxy Statement

Notice of Annual Meeting of Stockholders

To Be Held on August 8, 2024

To the holders of shares of our common stock:

NOTICE IS HEREBY GIVEN that the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Triumph Group, Inc. (“Triumph” or the “Company”) will be held on Thursday, August 8, 2024, beginning at 9:00 a.m. Eastern Time and conducted virtually via a live audio webcast on the Internet. You may virtually attend, vote and submit questions during the Annual Meeting via the live audio webcast on the Internet at www.virtualshareholdermeeting.com/TGI2024. You will not be able to attend the Annual Meeting in person, nor will there be any physical location.

Only stockholders of record at the close of business on June 10, 2024 are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. We are committed to ensuring our stockholders have the same rights and opportunities to participate in the Annual Meeting as if it had been held in a physical location. While we encourage you to vote in advance of the Annual Meeting, you may also vote and submit questions relating to meeting matters during the Annual Meeting (subject to time restrictions). You may vote by telephone, Internet or mail prior to the Annual Meeting.

As further described in the proxy materials for the Annual Meeting, you are entitled to virtually attend the Annual Meeting via the live audio webcast on the Internet at www.virtualshareholdermeeting.com/TGI2024. To be admitted to the Annual Meeting you must enter the 16-digit control number found next to the box with the arrow included on your Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on August 8, 2024 (the “Notice”) or proxy card (if you receive a printed copy of the proxy materials).The Annual Meeting will be held for the following purposes:

►	To elect nine nominees for director for the coming year;
►	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2025;
►	To approve, by advisory vote, the compensation paid to our named executive officers for the fiscal year ended March 31, 2024;
►	To consider a stockholder proposal to adopt a policy and amend the Company's governing documents so that two separate people hold the office of Chairman and Chief Executive Officer of the Company; and
►	To consider and transact any other business as may properly come before the Annual Meeting or any postponements or adjournments.

Management currently knows of no other business to be presented at the Annual Meeting. If any other matters come before the meeting, the persons named in the accompanying proxy will vote with their judgment on those matters.

On June 24, 2024, we began mailing to certain stockholders a Notice Regarding the Availability of Proxy Materials (the “Notice”) for the Annual Meeting containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended March 31, 2024 and how to vote by Internet or mail. By furnishing the Notice instead of a printed copy of the proxy materials, we are lowering printing and mailing costs and reducing the environmental impact of the Annual Meeting. If you received the Notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained in the Notice.

Meeting Information:
Date: August 8, 2024 Time: 9:00 a.m. Eastern Time Location: Live audio webcast on the Internet at www.virtualshareholdermeeting.com/TGI2024
Your vote is important.

Your vote is very important. Whether or not you plan to virtually attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. You may vote during the Annual Meeting, by telephone or Internet (instructions are on your proxy card, voter instruction form or the Notice, as applicable) or, if you received your materials by mail, by completing, signing and mailing the enclosed proxy card in the enclosed envelope.

How You Can Access the Proxy Materials Online:

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on August 8, 2024

Triumph Group, Inc.’s Proxy Statement for the Annual Meeting and its Annual Report on Form 10-K for the fiscal year ended March 31, 2024 are available via the Internet at www.proxyvote.com.

By Order of the Board of Directors,

Jennifer H. Allen

Secretary

June 24, 2024

Table of Contents

GENERAL INFORMATION		1

VOTE REQUIRED FOR APPROVAL		2

PROPOSALS TO STOCKHOLDERS		3

PROPOSAL NO. 1 –	Election of Directors	3

PROPOSAL NO. 2 –	Ratification of Selection of Registered Public Accounting Firm for the Fiscal Year Ending March 31, 2025	9

PROPOSAL NO. 3 –	Advisory Vote on Compensation Paid to Named Executive Officers for the Fiscal Year Ended March 31, 2024	10
	t
PROPOSAL NO. 4 –	Stockholder Proposal to Adopt a Policy and Amend the Company's Governing Documents so that Two Separate People Hold the Office of Chairman and Chief Executive Officer of the Company	11

OTHER MATTERS		14

GOVERNANCE OF TRIUMPH		15

BOARD OF DIRECTORS		18

AUDIT COMMITTEE REPORT		22
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS		23

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to the Company's future operations and prospects, including statements that are based on current projections and expectations about the markets in which it operates, and management's beliefs concerning future performance and capital requirements based upon current available information. Such statements are based on management's beliefs as well as assumptions made by and information currently available to management. When used in this document, words like "may," "might," "will," "expect," "anticipate," "plan," "believe," "potential," and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from management's current expectations. For example, there can be no assurance that additional capital will not be required or that additional capital, if required, will be available on reasonable terms, if at all, at such times and in such amounts as may be needed by the Company. In addition to these factors, among other factors that could cause actual results to differ materially, are uncertainties relating to the integration of acquired businesses, general economic conditions affecting the Company’s business segments, the impact of the dependence of certain of the Company’s businesses on certain key customers, the risk that the Company will not realize all of the anticipated benefits from acquisitions as well as competitive factors relating to the aerospace industry. Further, macroeconomic and geopolitical conditions, including inflation, interest rates and the conflict between Russia and Ukraine or Israel and Hamas, could adversely and materially affect, among other things, the economic and financial markets and labor resources of the countries in which the Company operates, the Company’s manufacturing and supply chain operations, commercial operations and sales force, administrative personnel, third-party service providers, business partners and customers and the demand for the Company’s products, which could result in a material adverse effect on the Company’s business, financial conditions and results of operations. For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2024, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Proxy Statement may not occur.

Triumph Group, Inc. 555 E. Lancaster Avenue, Suite 400 Radnor, Pennsylvania 19087 (610) 251-1000 Proxy Statement For Annual Meeting of Stockholders To be held virtually on August 8, 2024

GENERAL INFORMATION

Triumph Group, Inc. (“Triumph”, the “Company”, “we”, “us” or “our”) first made these materials available to stockholders on or about June 24, 2024 on the Internet or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies by the Board of Directors of the Company for use at our 2024 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Thursday, August 8, 2024 at 9:00 a.m. Eastern Time. The Company will conduct the Annual Meeting virtually via a live audio webcast on the Internet. Hosting the Annual Meeting via the Internet provides expanded access, reduced environmental impact and cost savings for our stockholders and the Company. We also believe hosting a virtual meeting enables increased stockholder attendance and participation. In addition, we intend for the virtual meeting format to provide stockholders a similar level of transparency to the traditional in person meeting format. You may virtually attend, ask questions relating to meeting matters and vote during the Annual Meeting by visiting: www.virtualshareholdermeeting.com/TGI2024. Only stockholders of record at the close of business on June 10, 2024 are entitled to notice of, and to vote at, the Annual Meeting, or at any adjournment or postponement thereof.

To virtually attend the Annual Meeting, visit www.virtualshareholdermeeting.com/TGI2024 and enter the 16-digit control number included on your Notice Regarding the Availability of Proxy Materials for the Annual Meeting, on your proxy card, or on the voting instructions that accompanied your proxy materials. Check-in for the Annual Meeting will begin at 8:45 a.m. Eastern Time and we encourage you to check-in prior to the start of the Annual Meeting and to allow ample time for the check-in procedures. The meeting will begin promptly at 9:00 a.m. Eastern Time. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page. A list of stockholders of record entitled to vote shall be open to any stockholder for any purpose relevant to the Annual Meeting for ten days before the Annual Meeting, during normal business hours, at the Company’s corporate office. A list of stockholders as of the close of business on the record date will also be available for examination by the stockholders at the Annual Meeting.

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we may furnish proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended March 31, 2024 to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice Regarding the Availability of Proxy Materials (the “Notice”) for the Annual Meeting that was mailed to most of our stockholders will instruct you as to how you may access and review all of the proxy materials for the Annual Meeting on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. You may request printed copies up until one year after the date of the Annual Meeting.

The website on which you will be able to view our proxy materials will also allow you to choose to receive all future proxy materials electronically, which will save the Company the cost of printing and mailing documents to you and reduces the environmental impact of the Annual Meeting. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it.

Sending a signed proxy will not affect your right to participate in the Annual Meeting and cast your vote during the meeting because the proxy is revocable. You have the power to revoke your proxy by, among other methods, giving written notice to the Secretary of the Company at any time before your proxy is exercised or by virtually attending the Annual Meeting and voting via the internet at by visiting www.virtualshareholdermeeting.com/TGI2024. A legal proxy is required if you hold your shares in street name and you plan to vote via the Internet at the Annual Meeting.

In the absence of contrary instructions, the shares represented by proxies that are properly dated, executed and returned, will be voted:

“FOR” the nine nominees for director stated thereon;

“FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2025;

“FOR” the approval, by advisory vote, of the compensation paid to our named executive officers for the fiscal year ended March 31, 2024; and

“AGAINST” the adoption of a policy and amendment of the Company's governing documents so that two separate people hold the office of Chairman and Chief Executive Officer of the Company.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2024 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 8, 2024.

Triumph Group, Inc.’s proxy statement for the 2024 Annual Meeting of Stockholders and the Annual Report on Form 10-K for the fiscal year ended March 31, 2024 are available via the Internet at www.proxyvote.com.

VOTE REQUIRED FOR APPROVAL

General

Holders of record of our common stock as of the close of business on June 10, 2024 (the “Record Date”), will be entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments thereof. Holders of shares of common stock are entitled to vote on all matters properly brought before the Annual Meeting.

As of the Record Date, there were 77,206,392 shares of common stock outstanding and entitled to vote on the election of directors and all of the other matters discussed in this Proxy Statement. No shares of our preferred stock were outstanding as of the Record Date. Each outstanding share of common stock entitles the holder to one vote. All votes will be counted by Broadridge Financial Solutions, Inc.

The presence virtually or represented by proxy of the holders of a majority of the stock issued and outstanding and entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual Meeting.

Proposal No. 1 – Election of Directors

In an uncontested election (which is the case for the election of directors at the Annual Meeting), a majority of the votes cast at any meeting for the election of directors at which a quorum is present shall elect directors. A majority of the votes cast means that the number of shares voted “for” a director nominee’s election exceeds 50% of the number of votes cast with respect to that director’s election. Abstentions and broker non-votes are not considered votes cast on this proposal and, therefore, will have no effect on the results of the vote on this proposal. Our Amended and Restated Bylaws (the “Bylaws”) contain detailed procedures to be followed in the event that one or more directors do not receive a majority of the votes cast at the Annual Meeting.

Proposal No. 2 – Ratification of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending March 31, 2025

Ratification of the Audit Committee's selection of our independent registered public accounting firm will require the affirmative vote of holders of a majority of the shares having voting power present virtually or represented by proxy. Abstentions are counted toward the tabulation of votes on this proposal and will have the same effect as an against vote. The ratification of the selection of our independent registered public accounting firm is considered a routine matter. Therefore, no broker non-votes are expected with respect to this proposal.

Proposal No. 3 – Approval, by Advisory Vote, of Compensation Paid to Our Named Executive Officers for the Fiscal Year Ended March 31, 2024

Approval, by advisory vote, of the compensation paid to our named executive officers for the fiscal year ended March 31, 2024 will require the affirmative vote of holders of a majority of the shares having voting power present virtually or represented by proxy. Abstentions are counted toward the tabulation of votes on this proposal and will have the same effect as an against vote. Broker non-votes will have the same effect as an against vote on this proposal. The vote on this proposal is advisory in nature and, therefore, not binding on the Company. However, our Board and the Human Capital and Compensation Committee (the “Compensation Committee”) will consider the outcome of this vote in its future deliberations regarding executive compensation.

Proposal No. 4 – Stockholder Proposal to Adopt a Policy and Amend the Company's Governing Documents so that Two Separate People Hold the Office of Chairman and Chief Executive Officer of the Company

Approval of the stockholder proposal to adopt a policy and amend the Company's governing documents so that two separate people hold the office of Chairman and Chief Executive Officer of the Company will require the affirmative vote of holders of a majority of the shares having voting power present virtually or represented by proxy. Abstentions are counted toward the tabulation of votes on this proposal and will have the same effect as an against vote. Broker non-votes will have the same effect as an against vote.

R

PROPOSALS TO STOCKHOLDERS

Proposal No. 1 – Election of Directors

The Board of Directors of the Company (the “Board” or the “Board of Directors”) currently consists of nine directors: Patrick E. Allen, Paul Bourgon, Daniel J. Crowley, Cynthia M. Egnotovich, Daniel P. Garton, Barbara W. Humpton, Neal J. Keating, Courtney R. Mather, and Colleen C. Repplier. At the Annual Meeting, eight of the current directors are being submitted as nominees for election by the stockholders for a term ending at the next annual meeting of stockholders and when each such director’s successor is duly elected and qualified. Upon the Annual Meeting, Mr. Bourgon will retire from the Board following 16 years of service. Mr. Bourgon had no disagreement with the Company, its management, the Board or any committee of the Board on any matter.

To fill the vacancy created by Mr. Bourgon's resignation, our Nominating, Governance, and Sustainability Committee identified Mark C. Cherry as an independent director to stand for election to the Board.

The Company and Vision One Management Partners ("Vision One") entered into a cooperation agreement on May 31, 2023, as amended on May 1, 2024 (the “Cooperation Agreement”). Pursuant to the Cooperation Agreement, Courtney R. Mather, CEO and CIO of Vision One, has been nominated to stand for re-election to the Board. As part of the Cooperation Agreement, Vision One agreed, among other things, (i) to customary standstill provisions until the date pursuant to which stockholder nominations for director elections are permitted pursuant to the Company’s Bylaws with respect to the Company’s 2025 annual meeting of stockholders (the “Expiration Date”) and (ii) to vote its shares in favor of the Board of Directors’ slate of directors at the Annual Meeting. The Cooperation Agreement also provides that Julio C. Acero, Investment Analyst of Vision One, will continue to serve as a non-voting observer on the Board following the Annual Meeting and until the Expiration Date.

In addition to the nominees listed below, as soon as practicable following the Annual Meeting and in response to investor feedback, the Board will seek to add a director to the Board who has demonstrated skill in one or more of the following areas: commercial strategy, product pricing and business optimization, and stockholder value creation alternatives.

The table below lists the name of each person nominated by the Board to serve as a director for the coming year. Each nominee has consented to be named as a nominee and, to our knowledge, is willing to serve as a director, if elected. Should any of the nominees not remain a nominee at the end of the Annual Meeting (which is not anticipated), solicited proxies will be voted in favor of those who remain as nominees and may be voted for substitute nominees. Unless contrary instructions are given on the proxy, the shares represented by a properly executed proxy will be voted “FOR” the election of Patrick E. Allen, Mark C. Cherry, Daniel J. Crowley, Cynthia M. Egnotovich, Daniel P. Garton, Barbara W. Humpton, Neal J. Keating, Courtney R. Mather, and Colleen C. Repplier. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Nominees	Age	Year First Elected a Director

Patrick E. Allen	59	2023
Mark C. Cherry	55	—
Daniel J. Crowley	61	2016
Cynthia M. Egnotovich	67	2022
Daniel P. Garton	67	2018
Barbara W. Humpton	63	2019
Neal J. Keating	68	2022
Courtney R. Mather	47	2023
Colleen C. Repplier	63	2019

Composition of Board Nominees

The principal occupations of each nominee and the experience, qualifications, attributes or skills that led to the conclusion that such nominee should serve as a director for the coming year are as follows:

Patrick E. Allen

Chief Financial Officer, Collins Aerospace (Retired)

59 years old

Director since: 2023

Independent

Biographical Information

Patrick E. Allen has been a director of Triumph since 2023. He served as the Chief Financial Officer for Collins Aerospace, a division of Raytheon Technologies, from 2018 until 2020. He had previously served as the Chief Financial Officer for Rockwell Collins from 2015 through 2018, having taken on roles of increasing responsibility at Rockwell Collins since he joined the company in 1998. Mr. Allen has served as a director of Alliant Energy Corporation since 2013 and Austal USA until March of 2024. He received his B.S. in Finance from The Pennsylvania State University.

Experience

Mr. Allen's long track record of leading finance and treasury functions in the aerospace industry will greatly benefit the Company, along with his extensive expertise in capital markets, accounting, and SEC financial reporting. In addition, he will add strong knowledge of the Company's customers and suppliers to the Board.

Mark C. Cherry

Chief Executive Officer, Align Precision

55 years old

Director nominee: 2024

Independent

Biographical Information

Mark C. Cherry has been nominated to join the Board in 2024. He has served as the Chief Executive Officer of Align Precision since December 2022. Mr. Cherry previously worked at Boeing, serving as Vice President and General Manager of Vertical Lift from April 2021 to December 2022 and Vice President and General Manager of Phantom Works from November 2017 to April 2021. From September 2012 to November 2017, he was President and Chief Operating Officer at Aurora Flight Sciences. He previously held roles at Sikorsky Aircraft, Teradyne, and the Boston Consulting Group.

Experience

Mr. Cherry will provide the Board with the benefit of more than 20 years of experience in the defense, aerospace, manufacturing, and technology sectors. His understanding of the industry and customer expectations and requirements, as well as commercial strategy and product and business optimization, will help to inform the Company's business strategies.

Daniel J. Crowley

Chairman, President and Chief Executive Officer, Triumph Group, Inc.

61 years old

Director since: 2016

Biographical Information

Daniel J. Crowley has been a director of Triumph since 2016. Mr. Crowley has served as Triumph’s President and Chief Executive Officer since January 4, 2016. In November 2020, Mr. Crowley became Chairman of the Board. Mr. Crowley served as a corporate Vice President and President of Integrated Defense Systems at Raytheon Company from 2013 until 2015, and as President of Network Centric Systems at Raytheon Company from 2010 until 2013. Prior to joining Raytheon Company, Mr. Crowley served as Chief Operating Officer of Lockheed Martin Aeronautics after holding a series of increasingly responsible assignments across its space, electronics, and aeronautics sectors. Mr. Crowley has served on the Board of Directors of Knowles Corporation since July 2022. He is a member of the Chief Executives for Corporate Purpose (CECP) and the National Association of Corporate Directors.

Experience

Mr. Crowley brings to the Board 40 years of operational, strategic, and governance experience during which he has held senior leadership roles in multi-site engineering, manufacturing, and service businesses. He led the development, production, and deployment of some of the largest and most complex aerospace and defense products in support of a global customer base, generating significant shareholder value in multiple settings. He provides the Board with detailed information about Triumph’s businesses and communicates management’s perspective on important matters to the Board.

Cynthia M. Egnotovich

President, Customer Service, UTC Aerospace Systems, United Technologies Corporation (Retired)

67 years old

Director since: 2022

Independent

Biographical Information

Cynthia M. Egnotovich joined the board of Triumph in September 2022 following a search conducted by the Nominating, Governance, and Sustainability Committee. Ms. Egnotovich is the former President, Customer Service, UTC Aerospace Systems of United Technologies Corporation, a position she held from July 2012 to November 2013 at which time she retired. She previously served as Segment President, Nacelles and Interior Systems, for Goodrich Corporation from 2007 to 2012. Goodrich was combined with Hamilton Sundstrand to create the UTC Aerospace Systems business unit. Ms. Egnotovich joined Goodrich in 1986 in finance before moving into general management and serving as in leadership roles of increasing significance, including Segment President of Engine Systems, Segment President of Electronic Systems and Segment President of Engine & Safety Systems. She is an experienced director, currently serving on the Board of Directors of Hexcel Corporation since January 2015. She also previously served as Chair and member of the Board of Directors of Welbilt, Inc. from 2016 to July 2022, when it was acquired, and as a member of the Board of Directors of Manitowoc Corporation from 2008 until 2016.

Experience

Ms. Egnotovich offers the Board the benefit of her extensive manufacturing and aerospace industry knowledge, including her understanding of the Company's customers and product and service offerings. She also contributes her significance governance experience to the Board.

Daniel P. Garton

Chief Executive Officer and President, American Eagle, American Airlines (Retired)

67 years old

Director since: 2018

Independent

Biographical Information

Daniel P. Garton has been a director of Triumph since February 2018. Mr. Garton is the former Chief Executive Officer and President of American Eagle Holding Corporation, a wholly owned subsidiary of American Airlines, a position he held from June 2010 until December 2014, at which time he retired. He previously served as Executive Vice President and Chief Marketing Officer for American Airlines, and Senior Vice President and Chief Financial Officer of Continental Airlines. He also served as a director of Liberty Property Trust until its acquisition by Prologis, Inc. in February 2020. In addition, he served as a director of Republic Airways Holdings Inc. from 2014 to 2017.

Experience

The Company benefits from Mr. Garton’s diverse functional leadership experiences during his career of over 30 years in the airline industry in key management and financial positions. In addition, he brings extensive experience working with many of the aerospace customers Triumph serves, including Boeing, Airbus, Bombardier and Embraer and with Tier 2 major component and engine suppliers, and aftermarket service providers.

Barbara W. Humpton

Chair and Chief Executive Officer, Siemens USA

63 years old

Director since: 2019

Independent

Biographical Information

Barbara W. Humpton has been a director of Triumph since September 2019. Ms. Humpton is the Chair and Chief Executive Officer of Siemens USA where she leads strategy, operations and services for the largest subsidiary of Siemens AG, one of the world’s largest producers of energy-efficient, resource-saving technologies. Ms. Humpton joined Siemens in 2011 and held roles of increasing responsibility in the Siemens Government Technologies business, ultimately being named President and CEO of the business. Prior to joining Siemens, Ms. Humpton was a Vice President at Booz Allen Hamilton where she was responsible for program performance and new business development for technology consulting with the Department of Justice and Department of Homeland Security. Earlier, Ms. Humpton served as Vice President at Lockheed Martin with responsibility for Biometrics Programs, Border and Transportation Security and Critical Infrastructure Protection. Ms. Humpton also serves as a director of the Federal Reserve Bank of Richmond and is a member of the Chief Executives for Corporate Purpose (CECP).

Experience

Ms. Humpton’s experience in managing large and complex manufacturing businesses is of significant benefit to the Company, as is her global industry experience. She also brings to the Board significant leadership skills that are used to serve the Company’s interests.

Neal J. Keating

Chairman and Chief Executive Officer, Kaman Corporation (Retired)

68 years old

Director since: 2022

Independent

Biographical Information

Neal J. Keating joined the Triumph Board of Directors in April 2022. Mr. Keating served as Chief Executive Officer and Chairman of the Board of Kaman Corporation from January 2008 until his retirement in April 2021. Prior to Kaman, Mr. Keating served as Chief Operating Officer at Hughes Supply, a $5.4 billion industrial distributor, as Chief Executive Officer of GKN Aerospace, a $1 billion aerospace subsidiary of GKN, Plc, serving also as Executive Director on the Board of Directors of GKN Plc and as a member of the Board of Directors of Agusta-Westland Helicopter. From 1978 to 2002, he served in increasingly senior positions at Rockwell International with his final role as Executive Vice President and Chief Operating Officer of Rockwell Collins, Commercial Systems. Mr. Keating serves on the Board of Directors for Hubbell, Inc., Barnes Group Inc., and Form Technologies. He is also a Trustee of Embry- Riddle Aeronautical University and a member of the Board of Directors for Avon Old Farms School.

Experience

Mr. Keating's broad-based management experience, strong corporate governance background, and deep expertise in the aerospace and defense industry make him a valuable member of the Board. He also has a strong understanding of the Company's customers and suppliers.

Courtney R. Mather

Chief Executive Officer and Chief Investment Officer, Vision One Management Partners, LP

47 years old

Director since: 2023

Independent

Biographical Information

Courtney R. Mather has been a director of Triumph since 2023. Since January 1, 2022, he has been the Chief Executive Officer and Chief Investment Officer of Vision One Management Partners, LP. Mr. Mather formerly served as a Portfolio Manager and Managing Director of Icahn Capital, the entity through which Carl C. Icahn manages investment funds. Mr. Mather worked at Icahn Capital from April 2014 to March 2020. Prior to joining Icahn Capital, Mr. Mather was at Goldman Sachs & Co. from 1998 to 2012, where he focused on identifying and analyzing investment opportunities for both Goldman Sachs and clients. Mr. Mather has served as a director of Caesars Entertainment Corporation since March 2019 and as a director of Newell Brands Inc. since March 2018. Mr. Mather previously served on the boards of Cheniere Energy, Inc., Conduent Incorporated, Freeport-McMoRan Inc., and Herc Holdings Inc. Mr. Mather holds the Chartered Alternative Investment Analyst, Chartered Financial Analyst and Certified Financial Risk Manager designations.

Experience

Mr. Mather has a detailed knowledge of accounting and financial analysis, corporate strategy, risk governance, company capitalization structures and the capital markets. Additionally, Mr. Mather’s experience on public company boards in a variety of industries provides him with a broad understanding of the responsibilities of public company boards, governance matters and public relations issues applicable to public companies.

Colleen C. Repplier

Vice President and General Manager of Johnson Controls (Retired)

63 years old

Director since: 2019

Independent

Biographical Information

Colleen C. Repplier has been a director of Triumph since August 2019. Ms. Repplier retired in June 2018 as Vice President and General Manager of Johnson Controls (“JCI”), where she was responsible for a $4.5 billion global portfolio of HVAC businesses with 20,000 employees. She had previously been with Tyco International since 2007, holding the title of President of the fire protection products strategic business unit during that time and joined JCI in 2016 as a result of JCI’s purchase of Tyco. Prior to Tyco, Ms. Repplier held senior leadership positions at The Home Depot from 2005 to 2007. Prior to 2005, Ms. Repplier spent 20 years in the energy industry, holding engineering and marketing roles with Westinghouse Electric Company and Bechtel Corporation as well as progressing through commercial and general management assignments at General Electric. She has served as a director of Kimball Electronics since November 2014. She also served as a director of SKF Group from March 2018 until March 2023.

Experience

Ms. Repplier’s broad experience leading global industrial businesses is of significant value to the Company. Her engineering background and experience in operations, six-sigma methodologies, commercial strategy, and product and business optimization provide strong insights into improvement opportunities for the Company. In addition, her board experiences with Kimball Electronics and SKF Group greatly benefits the Company.

The Board recommends that stockholders vote “FOR” each of the nominees. The nominees receiving a majority of the votes cast in favor of their election will be elected as directors.

Proposal No. 2 – Ratification of Selection of Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending March 31, 2025, and the stockholders are asked to ratify this selection. EY has served as our independent registered public accounting firm since 1993. All audit and non-audit services provided by EY are approved by the Audit Committee. EY has advised us that it has no direct or material indirect interest in us or our affiliates. Representatives of EY are expected to virtually attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2023 and 2024

Audit Fees

EY’s fees associated with the annual audit of financial statements, the audit of internal control of financial reporting, the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits, assistance with and review of documents filed with the SEC, issuance of consents and accounting consultations for the fiscal years ended March 31, 2024 and 2023 were $3.7 million and $3.6 million, respectively.

Audit-Related Fees

EY’s fees for the fiscal years ended March 31, 2024 and 2023, for assurance and related services that were reasonably related to the performance of the audits of our financial statements were $0.1 million and $0.6 million, respectively. For the fiscal years ended March 31, 2024 and 2023, these audit-related services were primarily related to defined benefit plan audits.

In addition to the work described above, EY performed work in connection with a carve-out audit of the aftermarket product support business of the Company divested during fiscal year 2024. EY's fees for the carve-out audit in fiscal year 2024 were $1.6 million (and were reimbursed by the acquiror of the business).

Tax Fees

EY’s fees for the fiscal years ended March 31, 2024 and 2023, for tax compliance, tax advice and tax planning were $0.2 million and $0.2 million, respectively. These services consisted primarily of income tax compliance, international tax advisory services, and transfer pricing documentation services..

All Other Fees

EY did not perform any material professional services other than those described above in the fiscal years ended March 31, 2024 and 2023.

Audit Committee Pre-Approval Policy

The Audit Committee pre-approved the engagement of EY to render all of the audit and the permitted non-audit services described above. The Audit Committee has determined that EY’s rendering of all other non-audit services is compatible with maintaining auditor independence. The Audit Committee has delegated to its chair or, if he is unavailable, any other member of the Audit Committee, the right to pre-approve all audit services, between regularly scheduled meetings, subject to presentation to the full Audit Committee at its next meeting.

The Board recommends that stockholders vote “FOR” the ratification of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending March 31, 2025.

Proposal No. 3 – Advisory Vote on Compensation Paid to Named Executive Officers for Fiscal Year 2024

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) added Section 14A to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation paid to our named executive officers for fiscal year 2024 as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (“SEC”). Currently, we hold this vote annually.

We seek to closely align the interests of our named executive officers with the interests of our stockholders. Our executive compensation programs are intended to achieve several business objectives, including: (i) recruiting and retaining our executives with the talent required to successfully manage our business; (ii) motivating our executives to achieve our business objectives; (iii) instilling in our executives a long-term commitment to the Company’s success by providing elements of compensation that align the executives’ interests with those of our stockholders; (iv) providing compensation that recognizes individual contributions as well as overall business results; and (v) avoiding or minimizing the risks of incentivizing management behavior that is inconsistent with the interests of our stockholders. Our Compensation Discussion and Analysis (the “CD&A”), included below, describes in detail the components of our executive compensation program, the process by which our Board of Directors makes executive compensation decisions, and the compensation paid to our named executive officers for fiscal year 2024. Highlights of our executive compensation program include the following:

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We set initial base salaries for executive officers by evaluating the responsibilities of the position and each individual’s experience and, as part of such evaluation, considering the competitive marketplace for executives and peer group salaries for similar positions.
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We provide significant incentive opportunities for our executive officers, so that our executive officers have the potential for above average compensation, but only if certain Company-based performance objectives are met or exceeded.
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We design our performance-based equity awards such that:

(i)	they align management’s interest with that of our stockholders;
(ii)	they induce management to remain with the Company through vesting requirements over several years; and
(iii)	they promote the achievement of the Company’s short- and long-term targeted business objectives.

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We provide certain executive officers with additional benefits, or perquisites, that we believe are reasonable, competitive, and consistent with our overall executive compensation program and allow our executive officers to work more efficiently.

The vote on this proposal is advisory, which means that the approval of the compensation paid to our named executive officers is not binding on the Company, the Board or the Compensation Committee of the Board. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers for fiscal year 2024, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. To the extent there is a significant vote against the compensation paid to our named executive officers as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary to address our stockholders’ concerns. Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers for fiscal year 2024, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, compensation tables, and narrative discussion, is hereby APPROVED, on a non-binding, advisory basis.

The Board recommends that stockholders vote “FOR” the approval of the compensation paid to our named executive officers, as disclosed in this Proxy Statement.

Proposal No. 4 – Independent Board Chairman

The Company has been advised that Mr. Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY, 11021, who represents that he owns no less than 250 shares of the Company’s common stock, intends to submit the following proposal at the Annual Meeting:

Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO.

Whenever possible, the Chairman of the Board shall be an Independent Director. This includes that a former CEO is determined to not be independent.

The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board on an accelerated basis.

Although it is best practice to adopt this proposal soon this policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.

The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and our company. The job of the CEO is to manage the company. The job of the Chairman is to oversee the CEO.

This proposal topic won 52% support at Boeing and 54% support at Baxter International in 2020. Boeing then adopted this proposal topic.

Support for this proposal at Triumph Group increased more than 100% in 2023 compared to 2022.

Please vote yes:

Independent Board Chairman – Proposal 4

The Company’s Statement in Opposition to Proposal 4:

The Board recommends a vote AGAINST Proposal 4, as the Board believes the proposal is unnecessary and not in the best interests of the stockholders.

A flexible leadership structure is most effective for the Company and our stockholders.

The Company does not have a formal policy requiring that the positions of Chairman and Chief Executive Officer be separated or requiring that the position of Chairman be filled only by an independent director. Instead, our Board has the freedom to decide whether the roles of Chairman and Chief Executive Officer should be separate, based on what it believes is in the best interests of the Company and its stockholders.

We operate in a very competitive and fast-changing industry in which our Board must constantly assess industry change and disruption. Our Board is comprised of directors with diverse backgrounds, experience, perspectives and in-depth knowledge about the Company. With this expertise, our Board is uniquely positioned to evaluate the Company’s key challenges and needs, including the optimal Board leadership structure. Given the dynamic and competitive environment in which the Company operates, this flexibility allows our Board to decide what leadership structure works best for our Company based on the facts and circumstances existing from time to time.

The Board believes that the Company and its stockholders are best served when leadership choices are made by the Board on a case-by-case basis, rather than be dictated by a predetermined policy. This approach provides the Board with the necessary flexibility to determine whether the positions should be held by the same person or by separate persons based on the leadership needs of the Company at any particular time. Adopting a policy to restrict the Board’s discretion in selecting the Chairman, as well as restricting the ability to combine the positions of Chairman and Chief Executive Officer, would deprive the Board of the ability to select the most qualified and appropriate individual to lead the Board as Chairman regardless of what the Board believes to be in the best interests of the Company and its stockholders.

While our Board believes that there may be circumstances which warrant separation of our Chairman and Chief Executive Officer roles, our Board currently believes it is in the best interests of our Company for the roles of our Chairman and Chief Executive Officer to be combined and to appoint a Lead Independent Director from among our independent directors. Our Board believes that this leadership structure currently assists our Board in creating a unified vision for our Company, streamlines accountability for our performance and facilitates our Board’s efficient and effective functioning. Furthermore, having one person serve as both Chairman and Chief Executive Officer demonstrates to our employees, suppliers, customers, stockholders and other stakeholders that our company has strong leadership setting the tone and having responsibility for managing our operations.

Our Board regularly evaluates the best leadership structure of the Company based on all then-relevant facts and circumstances, and our Board believes that this remains the best leadership structure for our Company at this time and that, operating under this structure, our Board is very effective in guiding our Company and representing the interests of the stockholders.

The proposal’s rigid and prescriptive approach to board leadership is not the practice of the majority of companies in the S&P 500.

While a number of S&P 500 companies have separated the roles of Chief Executive Officer and Chairman, not all of those companies have adopted an inflexible policy mandating the separation of Chairman and Chief Executive Officer roles, no matter the situation. Furthermore, a majority of S&P 500 companies do not have a separate, independent Chairman. According to the 2023 Spencer Stuart Board Index, approximately 61% of companies in the S&P 500 do not have an independent Chairman. We believe that rather than taking a “one-size-fits-all” approach to board leadership, the Board’s fiduciary duties are best fulfilled by retaining flexibility to determine the leadership structure that serves the best interests of our Company and stockholders, taking into account the Company’s needs and circumstances at any given time.

The Board is truly independent and has a Lead Independent Director with the authority to ensure proper checks and balances.

With the exception of Mr. Crowley, our Chairman and Chief Executive Officer, the Board is composed entirely of independent directors. Independent directors currently make up approximately 90% of the Board. The Board effectively oversees management and provides vigorous oversight of the Company’s business and affairs. The Board and its standing committees, which consist entirely of independent directors, vigorously oversee the effectiveness of management policies and decisions, including the execution of key strategic initiatives. Consequently, independent directors directly oversee such critical matters as the integrity of the Company’s financial statements, the compensation of executive management, the selection and evaluation of directors, and the development and implementation of corporate governance programs.

Moreover, the Board has adopted a practice of appointing a Lead Independent Director. The duties of the Lead Independent Director are comprehensive and clearly delineated in our corporate governance guidelines available on our Investor Relations site through www.triumphgroup.com. The Lead Independent Director is charged with, among other things, acting as a liaison among other directors, with management and between Board committees and the Board, overseeing information provided to the Board, and coordinating the Board’s Chief Executive Officer planning process. The Lead Independent Director could also preside at Board meetings in the absence of the Chairman. This position improves the functionality of the Board and its Committees and aids in the fiduciary obligations each director has to the Company and its stockholders.

The Company’s track record of performance demonstrates that the Company’s existing corporate governance policies are effective and the Company’s shareholders did not support separating the role of Chairman and CEO in 2023.

The Board also believes that the proposal seeks to advance a solution to a problem that does not exist at the Company. In particular, the Company’s shareholders overwhelmingly rejected a proposal last year to separate the role of Chairman and Chief Executive Officer, with holders of over 72% of the shares of Company common stock having voting power, present virtually or represented by proxy, voting against the proposal.

The success of the Company has been driven by a strong understanding of the industry in which we operate, a demonstrated capability to drive performance improvement over successive cycles and the vision to set the Company on a path to further success in the face of changing industry dynamics. In the past year, the Company has taken significant steps to enhance the business and undertake a significant refinancing to better position the Company for long-term success, in the Board’s view. There is no evidence to suggest that separating the roles of Chairman and Chief Executive Officer would improve our financial performance or otherwise benefit stockholders.

The Board further believes the current leadership model provides strong and consistent leadership and independent and effective oversight of the Company’s business and affairs. The proposal attempts to impose an inflexible policy that does not permit the Board, regardless of the circumstances, to exercise judgment about which arrangements would best serve the interests of our stockholders. The Board does not believe that adoption of such policy is either the right approach or necessary for the Company or its stockholders.

A Chairman and Chief Executive Officer who has a track record of consistent service with the Company also can be well positioned to positively impact governance at the Company, including by assessing the needs of the Board and promoting Board refreshment that benefits stockholders.

Given the Board’s deep knowledge of the strategic goals of the Company, the unique opportunities and challenges it faces, and the various capabilities of our directors and the Company’s senior management, as well as the Company’s strong corporate governance policies and track record of performance, the Board believes that adoption of the proposal is unnecessary and not in the best interest of the Company or its stockholders.

Recommendation of the Board:

For the foregoing reasons, the Board of Directors recommends that you vote “AGAINST” proposal 4 to adopt an independent board chairman policy. As with all proposals, if the proposal is not properly presented by the proponent at the Annual Meeting, it will not be voted upon.

The Board of Directors Recommends that you vote "AGAINST" The Stockholder Proposal Entitled "Independent Board Chair".

OTHER MATTERS

The Board knows of no other matters that will be presented at the Annual Meeting. However, if other matters should properly come before the Annual Meeting, or any postponements or adjournments thereof, the person or persons voting the proxies will vote them with their judgment in those matters.

GOVERNANCE OF TRIUMPH

Pursuant to the Delaware General Corporation Law and the Company's Bylaws, our business is managed under the direction of our Board. Members of the Board are kept current on matters relating to our business: through reports from and discussions with our Chairman, President and Chief Executive Officer, and other executive officers of the Company; through an annual meeting with our executive officers and senior management from our operating locations; by reviewing materials provided to them by our executive officers, senior management, advisors and others; and by participating in meetings of the Board and, as applicable, its committees. In addition, to promote open discussion among our non-employee directors, those directors meet in regularly scheduled executive sessions without participation from management. These sessions are presided over by our Lead Independent Director.

Corporate Governance

Our board of directors consists of nine members. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal. Upon the Annual Meeting, Mr. Bourgon will retire from the Board following 16 years of service, respectively. Mr. Bourgon had no disagreement with the Company, its management, the Board or any committee of the Board on any matter. To fill the vacancy created by Mr. Bourgon's resignation, our Board nominated Mark C. Cherry as an independent director to stand for election to the Board.

In connection with a Cooperation Agreement with Vision One Management Partners (“Vision One”), dated as of May 30, 2023, and amended on May 1, 2024, Courtney R. Mather, CEO and CIO of Vision One, has been nominated to stand for re-election to the Board for a subsequent term. As part of the Cooperation Agreement, Vision One agreed, among other things, (i) to customary standstill provisions until the date pursuant to which stockholder nominations for director elections are permitted pursuant to the Company’s Bylaws with respect to the Company’s 2025 annual meeting of stockholders (the “Expiration Date”) and (ii) to vote its shares in favor of the Board of Directors’ slate of directors at the Annual Meeting. The Cooperation Agreement also provides that Julio C. Acero, Investment Analyst of Vision One, will continue to serve as a non-voting observer on the Board following the Annual Meeting and until the Expiration Date.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that are posted on our website at www.triumphgroup.com under “Investor Relations—Corporate Governance” and are available in print to any stockholder upon request.

Code of Business Conduct

Our Board has adopted a Code of Business Conduct that applies to each of our employees, officers and directors, including, but not limited to, our Chairman, President and Chief Executive Officer, Chief Financial Officer and Controller (principal accounting officer). The Code of Business Conduct is reviewed at least annually by the Nominating, Governance, and Sustainability Committee (the “Governance Committee”) and amended as the Board deems appropriate upon the recommendation of the Governance Committee. A copy of the Code of Business Conduct is posted on our website at www.triumphgroup.com under “Investor Relations—Corporate Governance” and is available in print to any stockholder upon request.

Proxy Access

Under Article III, Section 14 of the Bylaws, a stockholder or group of stockholders owning at least 3% of the Company’s outstanding common stock continuously for three years or more is permitted to nominate and include in the Company’s proxy materials for an annual meeting of stockholders director nominees constituting up to 25% of the total number of directors then in office, provided that the nominating stockholder(s) and nominee(s) satisfy the requirements specified in the Bylaws. This right is subject to various requirements, conditions, procedures and limitations set forth in the Bylaws, including the requirement that notice of such a nomination be provided to the Company not less than 120 days nor more than 150 calendar days prior to the one-year anniversary of the date of the Company’s proxy statement for the immediately preceding annual meeting of stockholders. A summary of the proxy access provisions included in the Bylaws is below.

% Ownership Threshold	Limit on Proxy Access Nominees (Maximum % of Board)	Group Size Limit	Loaned Shares Count as “Owned”	Requirement/ Express Intention to Hold Shares Beyond Meeting Date (1 Year)	Restrictions on Renominating Unsuccessful Proxy Access Nominees	Board Power to Amend Proxy Access Bylaws

3%	25%	No limit	Loaned shares count as owned if recallable on 5 business days’ notice and stockholder commits to recall and hold shares until next annual meeting if stockholder nominee will be included in Company’s Proxy	Required to hold shares through the date of the annual meeting	A stockholder’s nominee that does not receive at least 25% of the votes cast is ineligible to be a stockholder nominee for the next two annual meetings	Board can amend proxy access bylaw

Social Responsibility and Environmental Sustainability

We continually strive to better serve our customers, provide quality jobs for employees and value to our investors. Our directors, officers and employees are expected to conduct business ethically and in compliance with the Company’s Code of Business Conduct and all applicable laws, rules and regulations, and other compliance obligations. Triumph’s Code of Business Conduct is reflective of our culture and contains the business and ethical principles upon which we have built our reputation for integrity. We are committed to sourcing components and materials from companies that share our values regarding human rights, ethics and environmental responsibility. Additional details regarding our environmental, social and governance program can be found in our Sustainability Report, available on our investor relations website at ir.triumphgroup.com.

Employees. We value our employees and their families and, therefore, we offer competitive benefits that cover the many facets of health including resources and programs designed to support physical, mental, and financial wellness. We also provide tuition reimbursement and other educational and training opportunities to our employees. We view the development of our employees as critical to attracting and retaining our employees and advancing our enterprise as a whole.

Diversity. We value the diversity of our workforce and believe that the best business results are achieved when teams are populated with individuals from a diverse set of backgrounds, cultures, genders, and experiences. We track the diversity of our leadership and workforce and review our progress toward our diversity objectives with the Board on a periodic basis.

Safety. Our Environment, Safety and Health (ES&H) goals include:

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Eliminating workplace injuries;
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Protecting employee health from workplace exposures;
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Preventing safety incidents; and
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Complying with health and safety regulations.

Our ES&H team fosters and leads a culture that provides the skills, resources and management to fully engage and empower our workforce to create an incident-free environment. At our manufacturing sites, the ES&H team is leading the Company’s efforts to provide a safe workplace for our employees, customers and visitors and to ensure that our operations are conducted in an environmentally responsible manner in accordance with applicable laws and regulations. We continuously invest in educational platforms for our employees, contractors, and visitors to improve their skills and knowledge, as well as provide improved tools, to create an incident-free workplace.

Environmental. Our business, operations and facilities are subject to numerous stringent federal, state, local and foreign environmental laws and regulation by government agencies. Among other matters, these regulatory authorities impose requirements that regulate the emission, discharge, generation, management, transportation and disposal of hazardous materials, pollutants and contaminants, govern public and private response actions to hazardous or regulated substances that may be or have been released to the environment, and require us to obtain and maintain licenses and permits in connection with our operations. We continually seek to improve the design and safety of our processes, seek energy efficient options, and minimize waste generation through pollution prevention and sustainability strategies. We partner with contractors, suppliers, and third-party providers who share our commitment to eliminate work-related injuries, incidents, and environmental impacts.

Community Service and Philanthropy. Since 2011, we have demonstrated a deep dedication to corporate citizenship through our Wings community outreach program. Through Wings, based on the needs of their communities, our employees around the world create and implement service projects by partnering with local non-profit organizations and engage in meaningful volunteer projects that directly benefit local charities committed to serving the needs of others. Through the Wings program and individual acts of volunteerism, employees at our sites have partnered with organizations including the United Way, American Red Cross, Salvation Army, Boys and Girls Club of Middle Tennessee, Ouachita Children’s Center, Los Angeles Regional Food Bank, Second Harvest Food Bank and many others. The Company enjoys partnering in local communities and team-based volunteer events help bring our employees together as one team serving its communities.

Triumph Group Charitable Foundation. In 2008, the Triumph Group Charitable Foundation was formed and funded. The Triumph Group Charitable Foundation allocates its approximately $300,000 annual grant budget to recipient organizations with the missions of advancing education, with a focus on science, technology, engineering and mathematics (STEM), improving our communities, and supporting veterans and military families.

Anti-Hedging Policy

We believe that the issuance of incentive and compensatory equity awards to our officers and directors, including non-employee directors, along with our stock ownership guidelines, help to align the interests of such officers and directors with our stockholders. As part of our insider trading policy, we prohibit any officers and directors from engaging in hedging activities with respect to any owned shares or outstanding equity awards. The policy also discourages pledges of any Company stock by officers and directors, and requires Company notice and approval. None of our officers and directors pledged any shares of Company stock during fiscal year 2024.

Director Age and Committee Composition

	Age as of 2024 Proxy Statement	Audit	Compensation	Finance	Governance

Patrick E. Allen	59	Member	Member
Paul Bourgon	67		Member	Member
Daniel J. Crowley	61
Cynthia M. Egnotovich	67	Member			Chair
Daniel P. Garton	65	Chair		Member	Member
Barbara W. Humpton	64		Chair		Member
Neal J. Keating	68
Courtney R. Mather	47	Member		Member
Colleen C. Repplier	63		Member	Chair	Member

Board of Directors

The Board currently consists of nine directors: Patrick E. Allen, Paul Bourgon, Daniel J. Crowley, Cynthia M. Egnotovich, Daniel P. Garton, Barbara W. Humpton, Neal J. Keating, Courtney R. Mather, and Colleen C. Repplier.

Chairman and Lead Independent Director

Mr. Crowley has served as Chairman since November 17, 2020. The Board continues to believe that Mr. Crowley’s proven leadership capabilities, strategic and operational expertise, and deep understanding of the aerospace and defense industry make him well-qualified to lead the Company in the role of Chairman.

Mr. Keating has served as Lead Independent Director since July 20, 2023. His selection as Lead Independent Director reflects his strong record of corporate governance, long-standing history with the Board, and public company leadership experience. In addition to the Corporate Guidelines established by the Board, the Board has approved and adopted Lead Independent Director Guidelines, which are posted on our website at www.triumphgroup.com under “Investor Relations—Corporate Governance” and are available in print to any stockholder upon request. Among other responsibilities, the Lead Independent Director is charged with:

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Facilitating discussion and open dialogue among the independent directors during Board and committee meetings and during executive sessions;
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Providing feedback regarding the Board’s committees and the Chairman;
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Leading the evaluation and review of the effectiveness of the Chairman;
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Overseeing the CEO succession planning process; and
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Managing crises when required.

Director Independence

The Board has determined that each of Mr. Allen, Mr. Bourgon, Mr. Cherry, Ms. Egnotovich, Mr. Garton, Ms. Humpton, Mr. Keating, Mr. Mansfield, Mr. Mather, Ms. Repplier and Mr. Spencer are, or were at the time of their service during the last completed fiscal year, independent based upon the standards of independence set forth in the listing standards of the New York Stock Exchange and in our Independence Standards for Directors, which are posted on our website at www.triumphgroup.com under “Investor Relations—Corporate Governance.”

Meetings and Committees of the Board of Directors

The Board held eleven meetings during our fiscal year ended March 31, 2024 and also acted 8 times by unanimous written consent. Each of our directors attended at least 75% of the meetings of the Board and committees of the Board of which he or she was a member during the fiscal year ended March 31, 2024. Mr. Allen and Mr. Mather did not attend any meetings for the first half of fiscal year 2024 since they did not join the Board until July 20, 2023. We encourage all of our directors to attend the Annual Meeting. For the Annual Meeting, we expect all of our directors standing for re-election will attend. All of the directors attended the 2024 annual meeting of stockholders.

As Chairman, Mr. Crowley leads meetings of the Board. As Lead Independent Director, Mr. Keating provides leadership of the independent directors during meetings of the Board and also generally attends meetings of the Board’s committees (without a vote). Our Chairman and Lead Independent Director are elected annually by the Board upon a recommendation by the Nominating, Governance, and Sustainability Committee (the "Governance Committee"). Executive sessions of the independent directors are held at every Board meeting (which sessions are not attended by management, except upon invitation by the Chairman). While the Board believes this leadership structure is appropriate, the Board may decide to change it in the future.

The standing committees of the Board are the Audit Committee, the Human Capital and Compensation Committee (the “Compensation Committee”), the Nominating, Governance, and Sustainability Committee (the "Governance Committee"), and the Finance and Strategy Committee. All members of the Board's committees are independent, as independence for such committee members is defined in the listing standards of the New York Stock Exchange and in our Independence Standards for Directors, which are posted on our website at www.triumphgroup.com under “Investor Relations—Corporate Governance.”

The Board has adopted a written charter for each of the standing committees, each of which is reviewed at least annually by the relevant committee. A copy of the charter of each standing Board committee is posted on our website at www.triumphgroup.com under “Investor Relations—Corporate Governance” and is available in print to any stockholder upon request.

Audit Committee

The Audit Committee, currently consisting of Mr. Allen, Ms. Egnotovich, Mr. Garton (Chair), and Mr. Mather, met eleven times during fiscal year 2024, and also acted two times by unanimous written consent. The Committee assists the Board in its oversight of the integrity of our financial statements, the operations and effectiveness of our internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and the independent registered public accounting firm. The Audit Committee assists management in overseeing the Company's cybersecurity and enterprise risk management programs. The Audit Committee is also responsible for reviewing and approving all related person transactions in accordance with the Company’s policy.

Compensation Committee

The Compensation Committee, currently consisting of Mr. Allen, Mr. Bourgon, Ms. Humpton (Chair), and Ms. Repplier met five times during fiscal year 2024. The Compensation Committee periodically reviews and evaluates the compensation of our officers and other members of senior management, administers the incentive plans under which the executive officers receive their compensation, establishes guidelines for compensation of other personnel and oversees our management development and succession plans. The Compensation Committee also assists management in overseeing the Company's human capital and diversity and inclusion programs.

The Compensation Committee determines the compensation of the Chairman, President and Chief Executive Officer. The Compensation Committee also reviews and approves the compensation proposed by the Chairman, President and Chief Executive Officer to be awarded to Triumph’s other executive officers, as well as certain key senior officers of each of Triumph’s operating companies and divisions. The Chairman, President and Chief Executive Officer generally attends Compensation Committee meetings but does not attend executive sessions or any discussion of his own compensation. The Compensation Committee also considers the results of the most recent stockholder advisory vote on executive compensation in determining executive compensation. The Compensation Committee may delegate any of its responsibilities to one or more subcommittees consisting solely of one or more members of the Compensation Committee as it may deem appropriate, provided, that the Compensation Committee does not delegate any power or authority required by law, regulation or listing standard to be exercised by the Compensation Committee as a whole.

As further described in the CD&A, for fiscal year 2024, the Compensation Committee engaged a compensation consultant, Pay Governance LLC (“Pay Governance”), whose selection and fees were recommended and approved by the Compensation Committee, to assist the Compensation Committee and the Chairman, President and Chief Executive Officer in modifying the Company's peer group, reviewing select officer pay recommendations, providing recommendations for fiscal year 2024’s long-term incentive plan design, and assisting with the preparation of the CD&A included in this Proxy Statement. Pay Governance provided the Compensation Committee with specific recommendations on the compensation for Mr. Crowley and input on the compensation for the other named executive officers.

As further described in the CD&A, in fiscal year 2024, the Company adopted a mandatory recoupment policy providing for clawback of incentive compensation in a manner consistent with the Dodd-Frank Act. In addition, the Company continues to maintain its discretionary recoupment policy.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is an officer or employee of the Company or any of its subsidiaries, nor were any of them an officer or employee of Company or any of our subsidiaries during the fiscal year ended March 31, 2024. None of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

Governance Committee

The Governance Committee, currently consisting of Ms. Egnotovich (Chair), Mr. Garton, Ms. Humpton and Ms. Repplier, met five times during the last fiscal year. The Governance Committee assists the Board in identifying individuals qualified to become Board members, recommending the nominees for directors, developing and recommending our Corporate Governance Guidelines and overseeing the evaluation of the Board and management. In addition to these responsibilities, the committee also advises the Board on non-employee director compensation matters. In conjunction with the efforts of the Board's other committees, the Governance Committee also oversees the Company's environmental, governance, and sustainability programs.

Finance and Strategy Committee

The Finance and Strategy Committee, formerly known as the Finance Committee, currently consisting of Mr. Bourgon, Mr. Garton, Mr. Mather, and Ms. Repplier (Chair), met five times during the last fiscal year. The Finance and Strategy Committee reviews our capital structure and policies, financial forecasts, operations and capital budgets, pension fund investments and employee savings plans and corporate insurance coverage, as well as other financial matters deemed appropriate by the Board. In addition, in June 2024, in response to investor feedback, the Finance Committee was renamed the Finance and Strategy Committee and its role and charter were expanded to include oversight of the Company's commercial strategy, review of product and business optimization, exploration of stockholder value creation opportunities, and assessment of the Company's strategic initiatives and alternatives.

Risk Oversight

The Board of Directors is responsible for consideration and oversight of risks facing Triumph. Acting as a whole and through its standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with senior management. In addition to such ongoing supervision, the Board has followed a practice of annually assessing the Company’s strategic risks and opportunities as part of an extended Board meeting. The Audit Committee performs a central oversight role with respect to financial and compliance risks, receives a report from Internal Audit, on the Company’s enterprise risk management assessment at each regular meeting, and meets independently, outside the presence and without the participation of senior management, with Internal Audit and our independent accountants in conjunction with each regularly scheduled Board meeting. The Compensation Committee considers the risks of the Company’s compensation programs in connection with the design of our compensation programs for senior corporate and Company management. In addition, the Finance and Strategy Committee is responsible for assessing risks related to our capital structure, significant financial exposures, our risk management and major insurance programs and regularly assesses financial risks associated with such exposures and programs.

Director Nominations

As previously discussed, the Governance Committee assists the Board in identifying individuals qualified to become Board members and recommends the director nominees for the next annual meeting of stockholders. The Governance Committee will consider director candidates recommended by stockholders using the same criteria used for candidates recommended by other sources. The Governance Committee will consider nominees for director in accordance with the notice procedures described in our Bylaws. As a stockholder, you may recommend any person as a nominee for director for consideration by our Governance Committee by submitting the name(s), completed and signed questionnaire(s) and written representation and agreement(s), supplemented and updated if necessary, for each named person in writing to Jennifer H. Allen, Secretary, Triumph Group, Inc., 555 E. Lancaster Avenue, Suite 400, Radnor, Pennsylvania 19087.

As set forth in our Corporate Governance Guidelines and the Governance Committee charter, the Governance Committee has not established any specific minimum eligibility requirements for nominees, other than personal and professional integrity, dedication, commitment and, with respect to a majority of the Board, independence. However, when assessing the qualifications of a candidate, including any candidate recommended by stockholders, the Governance Committee considers the candidate’s experience, diversity (including gender, racial, and ethnic diversity), expertise, education, insight, judgment, skills, character, conflicts of interest and background. Within the limitations of the maximum number of the Board members deemed to be effective for the management of the Company, the Governance Committee seeks to ensure diversity among all of these criteria to provide the Board with the greatest practicable breadth of input. The Governance Committee seeks to implement these principles through consideration, on at least an annual basis, of the Board’s composition and discussion with the Board of any identified criteria that the committee believes should be sought in considering candidates for membership. A consideration of the adequacy of the Board’s composition is formally included in the Board’s annual self-evaluation, and the adequacy of the process for identifying and recommending Board candidates is examined as part of the annual self-evaluation of the Governance Committee.

The Governance Committee does not have any specific process for identifying and evaluating nominees. It considers candidates proposed by directors, executive officers and stockholders, as well as those identified by third party search firms.

Communications with Directors

The Board of Directors welcomes and seeks input from the Company’s stockholders during its stockholder meetings, through its investor relations function, and through direct communications to the Board. Stockholders and interested parties may communicate with any of our directors, any committee chair, the non-employee directors as a group or the entire Board of Directors by writing to the director, committee chair, non-employee directors or the Board in care of Triumph Group, Inc., Attention: Secretary, 555 E. Lancaster Avenue, Suite 400, Radnor, Pennsylvania 19087. Communications received by the Secretary for any director or group of directors are forwarded directly to the director or group of directors. If the communication is addressed to the Chairman, Board and no particular director is named, the communication will be forwarded, depending on the subject matter, to the Chairman, the Lead Independent Director, the appropriate committee chair, all the non-employee directors or all the directors.

Director Compensation

In fiscal year 2024, each of the independent directors received a cash retainer in the amount of $85,000. Mr. Mansfield and Mr. Keating each received a Lead Independent Director fee of $25,000, prorated for their service during fiscal year 2024. In addition, the Chair of the Audit Committee received a chair fee of $15,000, the Chair of the Compensation Committee received a chair fee of $12,500, the Chair of the Finance Committee received a chair fee of $10,000, and the Chair of the Governance Committee received a chair fee of $10,000. Each independent director also received an equity award in the form of restricted stock units with a grant date value of $140,000. The following table summarizes compensation we paid to non-employee directors for their service during fiscal year 2024 under the non-employee director compensation program.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)

Patrick Allen	$59,361	$140,000	$199,361
Paul Bourgon	85,000	140,000	225,000
Cynthia M. Egnotovich	94,890	140,000	234,890
Daniel P. Garton	100,000	140,000	240,000
Barbara W. Humpton	97,500	140,000	237,500
Neal Keating	102,459	140,000	242,459
William L. Mansfield	33,179	—	33,179
Courtney Mather	59,361	140,000	199,361
Colleen C. Repplier	95,000	140,000	235,000
Larry O. Spencer	25,748	—	25,748

(1)
Mr. Allen's fees were prorated for his service on the Board beginning on July 20, 2023. Ms. Egnotovich's fees include a prorated fee for her service as a Chair of the Governance Committee from April 5, 2023 to March 31, 2024. Mr. Garton's fees include a fee for his service as Chair of the Audit Committee throughout fiscal year 2024. Ms. Humpton's fees include a fee for her service as Chair of the Compensation Committee throughout fiscal year 2024. Mr. Keating's fees include a fee for his services as Lead Independent Director from July 20, 2023 to March 31, 2024. Mr. Mansfield's fees include a fee for his service as Lead Independent Director from April 1, 2023 to June 30, 2023 and prorated fees from July 1, 2023 to July 19, 2023. Mr. Mather's fees are prorated for his service on the Board beginning on July 20, 2024 and are paid to Vision One as directed by Mr. Mather. Ms. Repplier's fees include a fee for her service as Chair of the Finance Committee throughout fiscal year 2024. Gen. Spencer's fees include a prorated fee for his service as Chair of the Governance Committee from April 1, 2023 to April 5, 2023 and prorated fees from July 1, 2023 to July 19, 2023.

(2)
On July 25, 2023, each of Mr. Allen, Mr. Bourgon, Ms. Egnotovich, Mr. Garton, Ms. Humpton, Mr. Keating, Mr. Mather, and Ms. Repplier received 11,854 restricted stock units, each unit representing the contingent right to receive one share of common stock. The closing price on the date of such grant was $11.81. Forfeiture restrictions lapse on the restricted stock units on July 25, 2024, unless earlier terminated or accelerated in accordance with the 2016 Directors’ Equity Compensation Plan, as amended (the "2016 Directors' Plan"). Calculations are based on the closing price on the date of grant. As of March 31, 2024, each of Mr. Allen, Mr. Bourgon, Ms. Egnotovich, Mr. Garton, Ms. Humpton, Mr. Keating, Mr. Mather, and Ms. Repplier held 11,854 outstanding and unvested restricted stock units.

Director Stock Ownership Guidelines

To further align the interests of the non-employee directors of the Company with the interests of the stockholders, the Company has adopted stock ownership guidelines for its non-employee directors. These guidelines establish an expectation that each non-employee director will hold shares of Triumph common stock, including shares covered by restricted stock units granted under the 2016 Directors’ Plan, with a value equal to five times the amount of the annual cash retainer paid to non-employee directors. For purposes of the guidelines, the following categories of equity count toward satisfaction of the thresholds included in the guidelines: shares owned outright by an individual (including any shares owned by an immediate family member of such individual or trust established by such individual) and unvested time-based restricted stock units. An annual review is conducted by our Governance Committee to assess compliance with the guidelines. As of March 31, 2024, all of our non-employee directors met their applicable ownership guidelines except directors who were recently appointed during the course of fiscal year 2023 or 2024. The Governance Committee will continue to monitor compliance with the guidelines.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of four independent directors and operates under a written charter adopted by the Board and reviewed by the Audit Committee and the Board. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting nor are they experts in the fields of auditing or accounting, including in respect of auditor independence. However, all committee members are financially literate. In addition, the Board has determined that each of Mr. Allen and Mr. Garton is an “audit committee financial expert” as defined under the rules of the SEC and that each member of the Audit Committee is independent as independence for audit committee members is defined in the listing standards of the New York Stock Exchange.

Management is responsible for Triumph’s internal control and the financial reporting process, including the presentation and integrity of our financial statements. Triumph’s independent registered public accounting firm is responsible for, among other things, performing an independent audit of Triumph’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. Triumph’s independent registered public accounting firm is responsible for auditing the effectiveness of Triumph’s internal control over financial reporting and management’s assessment thereof in accordance with standards of the PCAOB, and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. The Audit Committee also selects and approves the compensation of our independent registered public accounting firm.

In fiscal year 2024, the Audit Committee met and held private discussions with management, the independent registered public accounting firm and Triumph’s internal auditors. In addition, the members of the Audit Committee reviewed (independently or collectively) Triumph’s financial statements before such statements were filed with the SEC in Triumph’s quarterly reports on Form 10-Q and annual report on Form 10-K, and all press releases containing earnings reports. Management represented to the Audit Committee that Triumph’s financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the financial statements with management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed under the applicable requirements of the PCAOB and the SEC.

The Audit Committee has received the written disclosures and the letter from the Company’s independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has had discussions with Ernst & Young LLP about its independence. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining the independence of such independent auditor. Based on these discussions and disclosures, the Audit Committee concluded that Ernst & Young LLP is independent from Triumph and its management.

Based on the Audit Committee’s discussion with management, including with respect to the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended March 31, 2024, its discussion with the independent registered public accounting firm and its review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited financial statements in Triumph’s Annual Report on Form 10-K for the year ended March 31, 2024, filed with the SEC.

Audit Committee

Daniel P. Garton (Chair)

Patrick E. Allen

Cynthia M. Egnotovich

Courtney R. Mather

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that Triumph specifically incorporates this information by reference, shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

Our written policy for the Review, Approval or Ratification of Transactions with Related Persons (the “Policy”), requires our Board of Directors, or a committee thereof, to approve or ratify any transaction in which the amount involved exceeds $120,000, the Company or one of its subsidiaries is a participant, and any “related person” (as such term is defined in Item 404 of Regulation S-K) has a direct or indirect material interest. The Policy and the Company’s Code of Business Conduct establish procedures for reporting of potential related person transactions under the Policy and potential conflicts of interest. Our legal department determines whether reported transactions constitute a related person transaction requiring pre-approval.

The Policy provides that the Board may delegate the review and approval of a related person transaction to the Audit Committee (or another standing or ad hoc committee) if it is impractical to wait until the next Board or committee meeting to review and, if appropriate, approve or ratify such related person transaction. Additionally, the chair of the Audit Committee may approve the transaction, provided that the chair reports such approval at the next regularly scheduled Board meeting. If the transaction at issue relates to a member of the Board, that Board member may not participate in the review of such transaction. In approving or ratifying any transaction, the Board, the Audit Committee, the Chair of the Audit Committee or any other committee designated by the Board, as applicable, must determine that the transaction is fair and reasonable to the Company.

If the Board becomes aware of a related person transaction that was not pre-approved under the Policy, then the Board will review the matter and evaluate its options (including ratification, revision and termination of the transaction at issue).

Related Person Transactions

The Board is not aware of any transaction during fiscal year 2024, or any currently proposed transaction, in which Triumph or one of its subsidiaries was or is a participant, the amount involved exceeds $120,000, or in which any related person (as such term is defined in Item 404 of Regulation S-K) has or will have a direct or indirect material interest.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) provides detailed information about the compensation program for the Company’s named executive officers (“NEOs”). For our fiscal year 2024, which ended March 31, 2024 (“fiscal year 2024”), our NEOs are listed in the table below.

Named Executive Officers	Title
Daniel J. Crowley	Chairman, President and Chief Executive Officer (“CEO”)
James F. McCabe	Senior Vice President and Chief Financial Officer
Jennifer H. Allen	Senior Vice President, Chief Administrative Officer, General Counsel, and Secretary
Thomas A. Quigley, III	Vice President, Investor Relations, Mergers and Acquisitions, and Treasurer
Kai W. Kasiguran	Vice President and Controller

For purposes of the CD&A, the terms “Committee” and “Compensation Committee” refer to the Human Capital and Compensation Committee of the Board.

Executive Summary

Company and Performance Overview

In fiscal year 2024, we continued to partner with our customers and suppliers creatively and quickly to adapt to rapidly changing market conditions and continued to mitigate inflationary impacts to our business. In fiscal year 2024, the Company continued to achieve strong organic growth, driven by the commercial aerospace market recovery. In addition, the Company divested its aftermarket product support business for 14.5x trailing adjusted earnings before interest, taxes, depreciation, amortization, and pension income ("Adjusted EBITDA") and repaid debt, allowing the Company to significantly reduce its leverage and providing additional financial flexibility to the Company. Our fiscal year 2024 sales increased from fiscal year 2023 by 5.4% due to strong recovery in aftermarket sales of our intellectual property-based products and we used free cash of ($12) million* in fiscal year 2024. Adjusted EBITDAP was $144 million in fiscal year 2024, a

3.8% decrease from $150 million in fiscal year 2023. Adjusted EBITDAP is a non-GAAP financial measure. For a reconciliation of net income to Adjusted EBITDAP, see Appendix A to this Proxy Statement. For a detailed description of our operating results for fiscal year 2024 including the factors contributing to such results, see our Annual Report on Form 10-K for the year ended March 31, 2024 (the “Annual Report”), including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Annual Report.

Net Sales (in billions)	Adjusted EBITDAP	Free Cash Flow (Use) (in millions)*

* Free cash flow is a non-GAAP financial measure. For a reconciliation of free cash flow (use) to cash flow used in operations, the most comparable GAAP measure, for fiscal year 2024, see Appendix A to this Proxy Statement.

Executive Compensation Overview

Compensation Program Changes and Rationale in Fiscal Year 2024

For fiscal year 2024, the Company used a plan design for short-term incentives (the "AIP") that closely resembled the structure of the fiscal year 2023 plan. For its long-term incentive ("LTI") plans, the Company also used a plan design that closely resembled the structure of the fiscal year 2024 plan and remained focused on elements that aligned with the aspects of performance most critical for long-term stockholder value: EBITDAP as a Percentage of Sales ("EBITDAP % of Sales") and Compound EBITDAP Growth Rate over Fiscal Year 2024 - Fiscal Year 2026, subject to an absolute total stockholder return ("TSR") modifier over the three-year period. A summary of our fiscal year 2023 and 2024 AIP and LTI plan is reflected in the table below. See Appendix A for a reconciliation of GAAP and adjusted, non-GAAP EBITDAP, and a description of the adjustments to non-GAAP free cash flow.

Fiscal Year 2023	Changes for Fiscal Year 2024	Rationale
AIP metrics and weighting were: • 35% Free Cash Flow • 35% EBITDAP • 30% Strategic	Minor change in AIP metric weighting, as follows: • 40% Free Cash Flow • 35% EBITDAP • 25% Strategic	The Committee continued to believe the metrics were appropriate but decided to modestly increase the emphasis on Free Cash Flow to align with our Company's short-term focus.

The LTI plan included 30% RSUs (vesting ratably over three years) and 70% PSUs with weighting as follows:

•
20% Adjusted EBITDAP Growth in Fiscal Year 2023
•
20% Adjusted EBITDAP Growth in Fiscal Year 2024
•
20% Adjusted EBITDAP Growth in Fiscal Year 2025
•
40% Compound EBITDAP Growth Rate over Fiscal Year 2023 - Fiscal Year 2025

The LTI plan included a modifier based on absolute TSR over the three-year period.

The LTI plan included the same allocation of value between RSUs (vesting ratably over three years) and PSUs but introduced EBITDAP % of Sales as an annual metric with weighting as follows:

•
20% EBITDAP % of Sales in Fiscal Year 2024
•
20% EBITDAP % of Sales in Fiscal Year 2025
•
20% EBITDAP % of Sales in Fiscal Year 2026
•
40% Compound EBITDAP Growth Rate over Fiscal Year 2024 - Fiscal Year 2026

The LTI plan continued to include a modifier based on absolute TSR over the three-year period, however, the modifier at threshold was adjusted down to 40% to allow for even greater alignment with stakeholder interests.

Using EBITDAP % of Sales as a metric aligned with the Company's focus of increasing our profit margins and making the absolute TSR modifier more stringent at threshold added even greater alignment with stakeholder interests

Best Practices in Executive Compensation Governance

The following practices and policies ensure sound corporate governance and alignment of interests between stockholders and executives.

What We Do

✓ Pay for performance – A significant percentage of the total direct compensation package was at-risk and connected to performance objectives, including RSUs since their value depends on the stock price of the Company.

✓ Establish rigorous performance goals – Pre-established goals for our performance-based incentive plans are carefully developed and calibrated through a rigorous process that involves the Board.

✓ Maintain stock ownership guidelines – We maintain stock ownership guidelines to further align our executives’ interests with those of our stockholders. Stock ownership guidelines are 6 times base salary for the CEO and 1 to 3 times base salary for other executive officers.

✓ Use double-triggers for severance and vesting provisions We require both a qualified change in control and qualifying termination of employment (“double trigger”) for the payment of cash severance and the acceleration of outstanding equity awards in the event of a change in control of the Company.

✓ Designate a Lead Independent Director – Designation of a Lead Independent Director ensures appropriate oversight of management.

✓ Engage an independent compensation consultant – The Committee engages an independent consultant to advise on executive compensation program design, practices, and related governance. Other than providing non-employee director compensation advice to the Governance Committee, the consultant does not provide any other services to the Company.

✓ Clawback policy – We require recoupment of incentive awards in the event of a restatement of our financial statements as required by the SEC and NYSE listing standards for executive officers. In addition, the Company continues to maintain its discretionary recoupment policy that applies to all employees in the event of fraud or misconduct that leads to a financial adjustment irrespective of whether a restatement is required.

What We Don’t Do

× No stock option grants with an exercise price less than the fair market value on the date of grant.

× No excise tax gross ups are provided on a change in control termination.

× No repricing or exchanging of stock options or other equity awards without stockholder approval.

× No hedging of Company securities by directors or executive officers and pledging of Company securities is restricted.

× No excessive perquisites.

Compensation Results: Payouts Reflect Corporate Performance

The Committee considers a mix of cash and equity awards over both the short-term and long-term as a critical balance in emphasizing Triumph’s commitment to performance alignment. This strong pay-for-performance alignment is clearly reflected in amounts earned by our NEOs based on the achievement of metrics established by the Committee under the AIP and LTI plans.

The following table illustrates how our performance has affected the actual and interim payouts of our AIP and LTI incentives based on our closing stock price of $15.04 on March 29, 2024, the final trading day of our fiscal year. Based on our actual and interim performance versus goals, the total realizable compensation for our CEO over the past three fiscal years is 96% of target, when including base salary earned over the period.

The average annual AIP payout over the last three fiscal years for our CEO is 127% of target. RSUs granted over the three-year period have a realizable value of 110% of grant value. Annual PSUs granted over the three-year period have a realizable value of 76% of grant value (interim performance for fiscal year 2023-fiscal year 2025 is trending at 77% of target and interim performance for fiscal year 2023-fiscal year 2025 is trending at 75% of target) and interim performance for fiscal year 2024-fiscal year 2026 is trending at 71% of target).

Three-Year (Fiscal Year 2022 – Fiscal Year 2024) Aggregate CEO Compensation (in millions)

Three-Year (FY22 - FY24) Aggregate CEO Compensation
Total Compensation
$20.0
$15.0
$10.0
$5.0
$0.0
Total $17.8
Total $17.1 or 96% of Target
3-Year Target Compensation
3-Year Realizable Compensation (3/31/2024)
AIP Bonus
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
Bonus $3.2
Bonus $4.1
3-Year Target Bonus
3-Year Actual Bonus
Long-Term Incentives
$15.0
$10.0
$5.0
$0.0
Total LTI $11.7
Total LTI $10.1
Annual PSUs $8.2
Annual PSUs $6.3
Annual RSUs $3.4
Annual RSUs $3.8
3-Year Grant Value
3-Year Realizable Value (3/31/2024)

The realizable value of our incentives are as follows:

	Realizable Value as a % of Target
Chief Executive Officer – Mr. Crowley	FY22	FY23	FY24

Annual Cash Incentive (1)	143%	130%	107%
Annual Restricted Stock Units (RSUs) (2)	86%	112%	141%
Annual Performance Share Units (PSUs) (3)	69%	71%	90%

(1)	Annual cash incentive indicates the percentage of the target award earned under our AIP.
(2)	Annual RSUs indicates the market value on March 31, 2024 of the shares (vested and unvested) underlying the RSUs as a percentage of the market value on the grant date.

(3)

Annual PSUs indicates the market value on March 31, 2024 of PSUs that have or may be paid out based on pre-established goals as a percentage of grant date fair value. In fiscal year 2022, the PSUs included pre-established goals for Net Debt to Adjusted EBITDAP Ratio and EBITDAP Margin with a modifier based on TSR. Annual PSU awards granted in fiscal year 2022 resulted in a 104% payout. In fiscal year 2023, the PSUs included pre-established goals for EBITDAP Growth with a modifier based on TSR. While annual PSU awards granted in fiscal year 2023 are trending below target as of March 31, 2024, it is possible for the awards to payout at a higher value prior to the end of the performance period based on future performance. In fiscal year 2024, the PSUs included pre-established goals for EBITDAP % of Sales and Compound EBITDAP Growth with a modifier based on TSR. While annual PSU awards granted in fiscal year 2024 are trending below target as of March 31, 2024, it is possible for the awards to payout at a higher value prior to the end of the performance period based on future performance.

The Process for Setting Compensation

Objectives of Executive Compensation Program

Our executive compensation program is intended to achieve several business objectives:

•
to provide fair and competitive compensation based on market data and driven primarily by performance-based targets;
•
to help us recruit and retain executives with the talent required to successfully manage and grow our business;
•
to enhance a long-term commitment to Triumph’s success by providing elements of compensation that align executives’ interests with those of our stockholders over multiple years;
•
to provide compensation that recognizes individual contributions as well as overall business results; and
•
to avoid or minimize the risks of incentivizing management behavior that is inconsistent with the interests of our stockholders.

Determining Executive Compensation: Process and Roles

The following parties are responsible for the development and oversight of our executive compensation program for our NEOs:

Compensation Committee

The Committee operates under a written charter approved by the Board and reviewed by the Committee annually. The charter provides that the Committee is accountable for: evaluating, adjusting, and approving executive compensation plans, policies and programs; considering matters relating to management evaluation, development and succession; and recommending individuals for appointment as officers.

In structuring each element of compensation and the executive compensation package, the Committee strives to create incentives for management in accordance with the interests of our stockholders to drive long-term growth in the Company’s equity value. For fiscal year 2024, the Committee determined CEO compensation and the CEO recommended compensation for the other NEOs. The Committee then considered and approved compensation for the CEO and the other NEOs, taking into consideration the compensation factors described in this CD&A.

Independent Compensation Consultant to the Committee

The Committee has the authority under its charter to retain independent consultants or advisors to assist it in gathering information and making decisions. The Committee has sought the advice of compensation consultants in the past to assist in developing appropriate incentives and in minimizing the risk that incentives will encourage inappropriate executive decisions and actions. Since August 2018, the Committee has retained Pay Governance, a nationally recognized independent executive compensation consultant, to provide advice on executive compensation matters.

During fiscal year 2024, Pay Governance: (1) reviewed the Company’s peer group to provide recommendations to better align the size and business fit of the companies we use as a comparison; (2) analyzed the competitive levels of each element of compensation (i.e., base salary, target annual incentive, and long-term incentive) and total compensation for the NEOs relative to our peer group and industry standards; (3) aided in developing and implementing the fiscal year 2024 annual and long-term incentive plan designs; (4) assisted in the preparation of this CD&A; and (5) provided advice on a number of other executive compensation and related governance matters. In addition, Pay Governance attended and participated in Committee meetings, met with the Committee in executive sessions without our executive officers or other members of management present, met individually with the Committee Chair, and reviewed and commented on management’s presentations used to engage in conversations with the Committee.

The Committee has analyzed whether the work of Pay Governance has raised any conflict of interest and has concluded that its work, including the individuals providing consulting services to the Committee, has not created any conflict of interest. The Committee also considered and confirmed the independence of legal advisors it retained during fiscal year 2024.

Management

Management supports the Committee by making recommendations and providing analyses with respect to competitive pay practices and pay ranges, compensation and benefit plans, incentive goal setting, policies and procedures related to equity awards, perquisites, and general compensation and benefits philosophy. Senior human resources and legal executives attend Committee meetings to provide perspective and expertise relevant to the meeting agenda. Members of management do not recommend, determine, or participate in Committee discussions related to their individual compensation arrangements. The CEO provides executive compensation recommendations for his direct reports, including the other NEOs. These recommendations are based on analysis and guidance provided by the compensation consultant on behalf of the Committee and the CEO’s assessment of individual specific factors, including performance against key performance indicators.

Use of Market Data and Competitive Market Positioning

Competitive Assessment

The Committee reviews the Company’s performance and authorizes the salaries, incentive opportunities, and equity grants for the NEOs annually. As context for these decisions, the Committee reviews compensation practices and pay levels for the peer group of comparable companies as well as competitive survey data.

The Peer Group and Benchmarking

The Committee maintains a group of companies similar in size and industry in order to gauge marketplace compensation levels, program design, and practices. The Committee approved the fiscal year 2024 peer group of companies contained in the table below who have been selected based on the following criteria:

•
Industry (Aerospace & Defense and adjacent industries in which Triumph may compete for talent, economic capital or potential customers);
•
Comparability in size (as defined through revenue, market capitalization, and assets);
•
General business fit; and
•
Business complexity and scope of operations.

The peer group companies are reviewed annually to confirm continued alignment with the selection criteria. The peer group used to determine fiscal year 2024 pay levels included the following 17 companies:

Peer Group for Fiscal Year 2024

AAR Corp.	Curtiss-Wright Corporation	Materion Systems, Inc.
Albany International Corporation	Ducommun Incorporated	Mercury Systems, Inc

Astronics Corporation	HEICO Corporation	Moog Inc.
Barnes Group Inc.	Hexcel Corporation	TriMas Corporation

CIRCOR International, Inc.	ITT Inc.	Woodward, Inc.
Crane Co.	Kaman Corporation

In February 2024, the Committee conferred with Pay Governance and determined that it would adjust the peer group for fiscal year 2025 by eliminating CIRCOR International, Inc., HEICO Corporation, and ITT Inc. and adding Enpro Inc., Kratos Defense & Security Solutions, Inc., ESCO Technologies Inc., and Standex International Corporation. These changes for fiscal year 2025 were made in order to better align the peer group to Triumph’s size following the sale of our aftermarket product support business.

General Industry Survey Data

To supplement the peer group data, we also used the Willis Towers Watson General Industry Executive Compensation Survey Report to ensure that the Company’s compensation practices reflect broader industry practices and to match positions not available through the peer proxy review analysis. We reviewed specific parts of the database that provided compensation from companies with comparable size and scope to Triumph.

Executive Compensation Program Details

Current Program Overview

Our compensation strategy is to place a major portion of total executive compensation at risk in the form of annual incentives and long-term stock-based compensation programs. This principle is demonstrated by our performance-oriented AIP and our long-term incentive structure, which includes the use of RSUs (weighted at 30%) and PSUs (weighted at 70%). The components of the fiscal year 2024 executive compensation program were:

See Appendix A for a reconciliation of GAAP and adjusted, non-GAAP EBITDAP, and a description of the adjustments to non-GAAP free cash flow.

Each of these components is described separately below.

In making decisions about compensation, the Committee closely reviews each separate component, as well as the full compensation package provided to each executive officer, including the NEOs.

Pay Mix

The actual annual incentive payout and payout on PSUs vary year-to-year with the Company’s performance. At target, the Committee intends for a large portion of our executives’ compensation to be performance-based and delivered through equity awards to help align the interests of our executives with those of our stockholders.

The figures below represent fiscal year 2024 pay mix and include: (1) base salary, (2) target annual incentives, and (3) target long-term incentives. RSUs are considered variable since their value depends on the stock price of the Company.

Mr. Crowley	Average of Other NEOs

Changes in Target Pay Levels

For fiscal year 2024, the Committee largely decided not to increase target compensation levels for the NEOs, except for Mr. Kasiguran, who is newer to his role. The following table shows the Committee’s determinations regarding our NEOs’ fiscal year 2024 target compensation rates as compared to their fiscal year 2023 target compensation rate.

Current Named Executive Officers	Fiscal Year	Base Salary	Target Bonus	Target LTI	Target Total Pay

Daniel J. Crowley	2024	$975,000	$1,072,500	$3,412,500	$5,460,000
	2023	$975,000	$1,072,500	$3,412,500	$5,460,000
James F. McCabe	2024	$550,000	$550,000	$935,000	$2,035,000
	2023	$550,000	$550,000	$935,000	$2,035,000
Jennifer H. Allen	2024	$485,000	$363,750	$703,250	$1,552,000
	2023	$485,000	$363,750	$703,250	$1,552,000
Thomas A. Quigley, III	2024	$338,000	$202,800	$202,800	$743,600
	2023	$338,000	$202,800	$202,800	$743,600
Kai W. Kasiguran	2024	$265,000	$106,000	$132,500	$503,500
	2023	$250,000	$100,000	$112,500	$462,500

Base Salaries

We initially set base salary for each NEO by evaluating the responsibilities of the position and the experience of the individual. In doing so, we consider the compensation marketplace for executive talent. We determine annual salary adjustments by evaluating the performance of the Company and of each NEO, considering changes in responsibilities. For fiscal year 2024, the Committee declined to approve any merit increase for the NEOs except for Mr. Kasiguran, who is newer to his role. Fiscal year 2024 NEO base salaries were set as follows:

	Fiscal Year	Fiscal Year
Current Named Executive Officers	2024	2023	Change

Daniel J. Crowley	$975,000	$975,000	$—
James F. McCabe	$550,000	$550,000	$—
Jennifer H. Allen	$485,000	$485,000	$—
Thomas A. Quigley, III	$338,000	$338,000	$—
Kai W. Kasiguran	$265,000	$250,000	$15,000

Annual Incentive Compensation

In accordance with the annual cash bonus plan, the Committee establishes target incentive awards as a percentage of salary for each NEO. The incentive opportunities are meant to provide our executives with the potential for a target or maximum level reward only if our pre-established performance objectives are met or exceeded. Each NEO has the opportunity to earn up to 200% of target if challenging maximum goals are achieved and zero payout if minimum threshold goals are not reached.

Performance goals for fiscal year 2024 were based on EBITDAP, free cash flow, and strategic measures as shown below. The Committee approved an increase in weighting to our free cash flow metric for fiscal year 2024 (from 35% to 40%) to further emphasize the importance of cash flow generation during the fiscal year.

Fiscal Year 2024 AIP Structure, Metrics and Weightings

The annual cash bonus award target percentages were established by the Committee for Mr. Crowley. The CEO provides the Committee with recommendations for the other NEOs, and based on the recommendations of the CEO, the Committee considers and approves such officers’ compensation. These target bonus amounts consider each executive’s compensation level and individual performance results. They are meant to balance fixed compensation and compensation at risk, taking into consideration the position’s significance and the executive’s record of performance against Company objectives were as follows.

As with base salary increases, the Committee carefully considered the results of the competitive benchmarking in setting target opportunities for fiscal year 2024 for the NEOs, which were as follows:

Current Named Executive Officers	Fiscal Year 2024 Target Bonus (as % of Salary)	Fiscal Year 2024 Target Bonus ($ Value)

Daniel J. Crowley	110%	$1,072,500
James F. McCabe	100%	$550,000
Jennifer H. Allen	75%	$363,750
Thomas A. Quigley, III	60%	$202,800
Kai W. Kasiguran	40%	$106,000

Fiscal Year 2024 AIP Performance Achievements and Payouts

In fiscal year 2024, for the AIP, the Committee established threshold, target, and maximum performance goals for Adjusted EBITDAP ("AIP Adjusted EBITDAP") and free cash flow ("AIP Free Cash Flow") (as depicted below). Fiscal year 2024 goals for AIP Adjusted EBITDAP and AIP Free Cash Flow were set to align with the operating plan approved by the Board. Payouts for actual AIP Adjusted EBITDAP and AIP Free Cash Flow results are determined using linear interpolation among the Threshold, Target, and Maximum levels described below. The below targets and results take into account adjustments made for the divestiture of the Company's aftermarket product support business in fiscal year 2024.

	AIP Adjusted EBITDAP (in millions)	AIP Free Cash Flow

Achievement	$150	$(12)
Threshold	$138	$(16)
Target	$163	$(12)
Maximum	$187	$(8)

The Company achieved $150 million in non-GAAP AIP Adjusted EBITDAP. This outcome was applied when determining the NEOs’ bonus payouts. The Company also achieved AIP Free Cash Flow of $(12) million in part through disciplined expense management during the fiscal year, as well as improved business conditions during the fiscal year.

Performance levels for both metrics reflect adjustments consistent with the performance goals determination under the 2018 Executive Cash Incentive Compensation Plan, including adjustments to EBITDAP that results in a difference to reported operating income under GAAP.

See Appendix A for a reconciliation of GAAP and AIP Adjusted EBITDAP and AIP Free Cash Flow, along with a description of any adjustments.

In addition to the two financial measures, the strategic goals were achieved at 167% of target. Strategic goals included the following:

Strategic Objective	Results	Achievement
Achieve ESG Metrics (5.0% weighting)

Combined annual and sustainability report was completed, including data download and establishment of ESG goals, which were incorporated into the Company's performance management process. Leadership diversity levels were increased to 37%.

8.5% (interpolated between target and maximum)
Reduce Leverage (10.0% weighting)	Leverage ratio achieved above maximum as of March 31, 2024.	20% (at maximum)
Improve Inventory Turns (5.0% weighting)	Inventory turns achieved between threshold and target as of March 31, 2024.	3.1% (interpolated in between threshold and target)
Achieve Growth Initiatives (5.0% weighting)	Reportable backlog less past due achieved above maximum as of March 31, 2024	10% (at maximum)

Based on achievement of strategic goals at 167% of target and achievement levels against financial performance metrics, a payout of 107% of target was earned for the fiscal year. The below targets and results take into account adjustments made for the divestiture of the Company's aftermarket product support business in fiscal year 2024.

	Financial Results ($MM)		Annual Cash Bonus Payout
Performance Measures	Adjusted Target	Actual	Achievement (Payout Factor)	Metric Weight	Weighted Total

AIP Adjusted EBITDAP (1)	$163	$150	74.0%	35%	25.0%
AIP Free Cash Flow (1)	$(12)	$(12)	100.0%	40%	40.0%
Strategic Goals			167.0%	25%	42.0%
TOTAL					107%

(1)
Represents a non-GAAP metric. See Appendix A for a reconciliation of consolidated net loss (GAAP) to AIP Adjusted EBITDAP (non-GAAP) and consolidated cash flow used in operations (GAAP) to AIP Free Cash Flow (non-GAAP).

Cash awards paid to our NEOs under the fiscal year 2024 AIP were as follows:

NEOs	Fiscal Year 2024 Incentive Adjusted Calculated Payout	Fiscal Year 2024 Payout as a % of Target Bonus

Daniel J. Crowley	$1,147,575	107.0%
James F. McCabe (1)	$676,775	123.0%
Jennifer H. Allen (1)	$486,516	134.0%
Thomas A. Quigley, III	$216,996	107.0%
Kai W. Kasiguran	$113,420	107.0%

(1)
For Mr. McCabe, the payout was subject to an individual performance modifier of 115% in light of his impact in advancing the divestiture of the Company's aftermarket product support business and the resulting significant reduction of the Company's leverage and balance sheet improvements, resulting in a payout at 123% of target. For Ms. Allen, the payout was subject to an individual performance modifier of 125% in light of her impact in advancing the divestiture of the Company's aftermarket product support business and the resulting significant reduction of the Company's leverage and balance sheet improvements, as well as her advancement of the Company's sustainability program, resulting in a payout at 134% of target.

Long-Term Incentive Compensation

LTI compensation consists of grants of time vesting and performance-based equity awards and represents a significant proportion of executive compensation at Triumph and is designed to align management’s interests with that of our stockholders. The Committee determines the size of any grant made to our CEO and approves the amounts of the grants made to the other NEOs based upon the CEO’s recommendations.

Annual grants of LTI compensation are typically made in the spring following the Committee’s meeting held in conjunction with the first meeting of our Board in the fiscal year. The grant values are based on the closing price of the stock on the date of grant and the number of stock units subject to the award.

Fiscal Year 2024 Annual Long-Term Incentive Compensation Awards

RSUs granted in fiscal year 2024 vest ratably over three years and represent 30% of each executive's LTI value. PSUs granted in fiscal year 2024 vest at the end of the three-year period and represent 70% of each executive's LTI value. At the end of the three-year period, the base PSU payout amount is calculated using 20% weighting on EBITDAP % of Sales in fiscal year 2024, 20% weighting on EBITDAP % of Sales in fiscal year 2025, 20% weighting on EBITDAP % of Sales in fiscal year 2026, and 40% weighting on Compound EBITDAP Growth Rate over the three-year period of fiscal year 2024 through fiscal year 2026. See Appendix A for a reconciliation of GAAP and adjusted, non-GAAP EBITDAP, and a description of the adjustments to non-GAAP free cash flow.

To ensure alignment between executive payouts and stockholder returns, the base PSU calculation is then subject to a modification based on Triumph's absolute TSR. If the compound annual growth rate ("CAGR") of our TSR over the three-year period is less than 15.56%, the base PSU payout will be multiplied by 0.40, if the CAGR over the three-year period is 15.56% or higher but less than 20.74%, the base PSU payout will be multiplied by 1.00, if the CAGR over the three-year period is 20.74% or higher but less than 25.93%, the base PSU payout will be multiplied by 1.25, and if the CAGR over the three-year period is 25.93% or higher, the base PSU calculation will be multiplied by 1.50.

The Committee sets the target LTI opportunities for our NEOs on an annual basis. The Committee puts greater weight on the long-term incentive opportunity to focus management on the overall sustained performance of the Company and approved the following for the NEOs for fiscal year 2024:

NEOs	Fiscal Year 2024 Target LTI ($ Value)	Fiscal Year 2024 Target Number of Units Granted

Daniel J. Crowley	$3,412,503	320,724
James F. McCabe	$935,001	87,876
Jennifer H. Allen	$703,251	66,095
Thomas A. Quigley III	$202,798	19,060
Kai W. Kasiguran	$132,500	12,453

Fiscal Year 2024 Annual Long-Term Incentive Compensation Awards

In May of 2022, the Committee granted LTI awards that included grants of PSUs for the performance period fiscal years 2022 through 2024. Payouts were calculated based on performance versus two financial metrics and an absolute TSR modifier as illustrated in the table below. The Committee approved a payout under this plan of 104% of target representing above target performance (138.6% of target) under the financial metrics adjusted down by 75% due to absolute stock price performance over the three-year period. The

EBITDAP Margin performance described below includes Adjusted EBITDAP and margin from the Company's aftermarket product support business divested in March of 2024.

Deferred Compensation

We offer all our executives the opportunity to defer all or any part of their bonus for any year, to be paid out after termination. We believe that the deferred compensation is consistent with competitive practices in our industry. In fiscal year 2024, none of our NEOs participated in the Company’s deferred compensation arrangements.

Perquisites

We provide certain of our NEOs with other benefits, reflected in the “All Other Compensation” column in the Summary Compensation Table below. We believe additional benefits are reasonable, competitive, and consistent with Triumph’s overall executive compensation program. The costs of these benefits constitute only a small percentage of each executive’s total compensation. Included among the benefits are personal use of the Company plane (valued based on the incremental cost to Triumph for fuel, landing fees and other variable costs of operating the airplane, but not including fixed costs that do not change based on usage, such as pilots’ salaries, depreciation of the purchase cost of the aircraft and the cost of general maintenance), and reimbursement of fees for financial planning services. See “All Other Compensation” in the Summary Compensation Table of this Proxy Statement for a description of the value of the perquisites paid to the NEOs in fiscal year 2024.

Other Compensation Matters

Employment Agreements and Severance Benefits

On February 19, 2019, the Compensation Committee approved the Triumph Group, Inc. Executive Change in Control Severance Plan, applicable in the event of a termination of employment without cause or for good reason that occurs within the period beginning six (6) months prior to and ending twenty-four (24) months after a change in control, and the Triumph Group, Inc. General Severance Plan, applicable in the event of a termination of employment without cause or for good reason unrelated to a change in control. Further information about the severance plans and the benefits payable thereunder can be found below.

In November of 2020, the Company entered into a new employment agreement with Mr. Crowley and in May of 2023, the Company entered into employment agreements with Mr. McCabe, Ms. Allen, Mr. Quigley, and Mr. Kasiguran. Further information about these agreements can be found below. Pursuant to their respective employment agreements, our NEOs are eligible to receive severance payments and benefits under the Triumph Group, Inc. General Severance Plan and the Triumph Group, Inc. Executive Change in Control Severance Plan, as applicable.

Management Stock Ownership Guidelines

To further align the interests of its senior executives with the interests of the stockholders, the Company has adopted stock ownership guidelines for its senior executives. These guidelines establish an expectation that each senior executive will meet the minimum level of Company stock ownership applicable to such senior executive. The ownership target is expressed as a multiple of base salary. There are four (4) tiers within senior management covered by the guidelines. For the CEO, the multiple is six (6). For the Chief Financial Officer, the multiple is three (3). For other senior vice presidents, the multiple is two (2) and for vice presidents and operating company presidents, the multiple is one (1). In addition, the guidelines impose an expectation that 50% of common stock acquired at the time of earning and vesting, and/or lapse of forfeiture restrictions for restricted share and restricted stock unit awards under the Company’s equity incentive plans, on an after-tax basis, will be held by the executive until such time as the foregoing minimum thresholds are satisfied. For purposes of the guidelines, the following categories of equity count toward satisfaction of the thresholds included in the guidelines: shares owned outright by an individual (including any shares owned by an immediate family member of such individual or trust established by such individual) and unvested time-based restricted stock units. Unvested or unearned performance share units do not count toward satisfaction of the thresholds included in the guidelines. A review is conducted by our Governance Committee to assess compliance with the guidelines. As of March 31, 2024, all of our NEOs met their applicable ownership guidelines except Mr. Kasiguran, who is newer to his role.

Anti-Hedging and Pledging Policy

We believe that the issuance of incentive and compensatory equity awards to our officers and directors, including non-employee directors, along with our stock ownership guidelines, help to align the interests of such officers and directors with our stockholders. As part of our insider trading policy, we prohibit any officers and directors from engaging in hedging activities with respect to any owned shares or outstanding equity awards. The policy also discourages pledges of any Company securities by officers and directors, and requires Company notice and approval. None of our officers and directors pledged any shares of Company stock during fiscal year 2024.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement.

Compensation Committee

Barbara W. Humpton (Chair)

Patrick E. Allen

Paul Bourgon

Colleen C. Repplier

This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement any filing under the Securities Act or under the Exchange Act, except to the extent that Triumph specifically incorporates this information by reference, shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.

Executive Compensation Tables

► Summary Compensation Table

The following table summarizes the total compensation paid to our NEOs for each of the last three fiscal years ended March 31, 2024. There is further information about our NEOs in the 2024 Annual Report on Form 10-K, enclosed with this Proxy Statement, and we incorporate that information into this Proxy Statement by reference.

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($)	Non-equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)

Daniel J. Crowley	2024	975,000	—	3,412,503		1,147,575	70,979	5,606,058
Chairman, President and Chief	2023	975,000	—	3,510,001		1,394,250	49,021	5,928,272
Executive Officer	2022	960,975	—	3,412,500		1,530,458	29,228	5,933,161
James F. McCabe	2024	550,000	—	935,001		676,775	31,614	2,193,390
Senior Vice President	2023	550,000	—	990,003		715,000	42,391	2,297,394
and Chief Financial Officer	2022	542,089	—	1,325,000		784,850	31,560	2,683,499
Jennifer H. Allen	2024	485,000	—	703,251		486,516	14,004	1,688,771
Chief Administrative Officer	2023	480,962	—	751,755		472,875	19,737	1,725,328
General Counsel and Secretary	2022	430,651	—	956,803		468,652	11,918	1,868,024
Thomas A. Quigley, III	2024	338,000	—	202,798		216,996	16,680	774,475
Vice President	2023	322,619	—	215,351		253,451	15,993	807,414
Investor Relations, M&A, and Treasurer	2022	289,131	—	174,000		209,421	4,740	677,292
Kai W. Kasiguran	2024	263,269	—	132,500		113,420	16,559	525,748
Vice President and	2023	223,618	—	29,324		106,870	14,597	374,409
Controller

(1)
For fiscal year 2024, reflects salary earned during the fiscal year. For fiscal year 2023, reflects salary earned during the fiscal year. For fiscal year 2022, reflects a 2% reduction from target for a portion of the year in light of the then-ongoing global COVID-19 pandemic.
(2)
The “Stock Awards” column reflects, for each fiscal year, the grant date fair value for: (a) all annual RSUs granted to the NEOs under the 2018 Plan; and (b) all annual performance share units, or PSUs, awarded to the NEOs under the 2018 Plan represented at target for each fiscal year. If the maximum level of performance had been assumed, the grant date fair value of the PSUs would have been (i) $16,002,323 for Mr. Crowley, (ii) $4,993,295 for Mr. McCabe, (iii) $3,693,533 for Ms. Allen, (iv) $906,043 for Mr. Quigley, and (v) $414,493 for Mr. Kasiguran. These amounts are determined in accordance with Accounting Standards Codification 718 without regard to any estimate of forfeiture for service-based vesting. The assumptions used in calculating the fair market value are set forth in Note 16, “Stock Compensation Plans” contained in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K, for the fiscal year ended March 31, 2024. For more information, see the discussion of these awards in the CD&A of this Proxy Statement. The awards made in fiscal year 2024 were:

Named Executive Officer	Type of Award	No. of Underlying Shares	Value ($)

Daniel J. Crowley	RSUs	96,217	1,023,749
	PSUs (a)	224,507	2,644,692
James F. McCabe	RSUs	26,363	280,502
	PSUs (a)	61,513	724,623
Jennifer H. Allen	RSUs	19,829	210,981
	PSUs (a)	46,266	545,013
Thomas A. Quigley, III	RSUs	5,718	60,840
	PSUs (a)	13,342	157,169
Kai W. Kasiguran	RSUs	3,736	39,751
	PSUs (a)	8,717	102,686

(a)
Represents number of PSUs for the awards made in fiscal year 2024. The PSUs will be earned and paid out only upon achievement, if any, of the established performance goals.

(3)
Represents bonuses earned for the fiscal year identified under Triumph’s AIP. For a discussion of the fiscal year 2024 AIP payouts, please see the CD&A above.

(4)
For all of the NEOs, All Other Compensation for fiscal year 2024 includes (i) income imputed to the NEO under Triumph’s group term life insurance policy ($7,524 for Mr. Crowley, $3,564 for Mr. McCabe, $966 for Ms. Allen, $630 for Mr. Quigley, and $353 for Mr. Kasiguran), (ii) $1,200 wellness credit available under Triumph’s health plan for each NEO, (iii) financial planning services for Mr. Crowley ($15,000) and Mr. McCabe ($12,000) and

(iv) 401k company match ($14,850 for Mr. Crowley, $14,850 for Mr. McCabe, $11,838 for Ms. Allen, $14,850 for Mr. Quigley, and $15,006 for Mr. Kasiguran), For Mr. Crowley, All Other Compensation for fiscal year 2024, also includes personal use of Triumph’s airplane ($32,405).

Named Executive Officer	Personal Use of Aircraft	Wellness Credit	Financial Planning	401K Match	Group Term Life

Daniel J. Crowley	$32,405	$1,200	$15,000	$14,850	$7,524
James F. McCabe	$—	$1,200	$12,000	$14,850	$3,564
Jennifer H. Allen	$—	$1,200	$—	$11,838	$966
Thomas A. Quigley, III	$—	$1,200	$—	$14,850	$630
Kai W. Kasiguran	$—	$1,200	$—	$15,006	$353

► Grants of Plan-Based Awards

The following table lists, for each of the NEOs, information about plan-based awards granted during fiscal year 2024.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards: Number of Shares			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stocks or Units (#) (2)	Underlying Options (#)	Option Awards ($) (3)
Daniel J. Crowley	4/27/2023	$536,250	$1,072,500	$2,145,000	—	—	—	—	—	$—
	4/27/2023	—	—	—	112,254	224,507	673,521	—	—	$2,644,692
	4/27/2023	—	—	—	—	—	—	96,217	—	$1,023,749
James F. McCabe	4/27/2023	$275,000	$550,000	$1,100,000	—	—	—	—	—	$—
	4/27/2023	—	—	—	30,757	61,513	184,539	—	—	$724,623
	4/27/2023	—	—	—	—	—	—	26,363	—	$280,502
Jennifer H. Allen	4/27/2023	$181,875	$363,750	$727,500	—	—	—	—	—	$—
	4/27/2023	—	—	—	23,133	46,266	138,798	—	—	$545,013
	4/27/2023	—	—	—	—	—	—	19,829	—	$210,981
Thomas A. Quigley, III	4/27/2023	$101,400	$202,800	$405,600	—	—	—	—	—	$—
	4/27/2023	—	—	—	6,671	13,342	40,026	—	—	$157,169
	4/27/2023	—	—	—	—	—	—	5,718	—	$60,840
Kai W. Kasiguran	4/27/2023	$66,250	$132,500	$265,000	—	—	—	—	—	$—
	4/27/2023	—	—	—	4,359	8,717	26,151	—	—	$102,686
	4/27/2023	—	—	—	—	—	—	3,736	—	$44,010

(1)
See the CD&A above for a discussion of these AIP payouts.
(2)
Represents RSUs.
(3)
These amounts are determined in accordance with Accounting Standards Codification 718 without regard to any estimate of forfeiture for service vesting. The assumptions used in calculating the fair market value are set forth in Note 16, “Stock Compensation Plans” contained in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K, for the fiscal year ended March 31, 2024.

► Option Exercises and Stock Vested

The following table sets forth information concerning stock vested for each of the NEOs during the fiscal year ended March 31, 2024. No stock options were exercised during fiscal year 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Daniel J. Crowley	268,957	$3,363,483
James F. McCabe	37,354	$1,070,758
Jennifer H. Allen	22,914	$723,861
Thomas A. Quigley, III	13,314	$167,674
Kai W. Kasiguran	838	$8,758

(1) Value realized reflects (i) the closing price per share of our common stock on the vesting day or day prior to the vesting day if the vesting day occurs on a non-trading day, multiplied by (ii) the number of RSUs and/or PSUs that vested.

► Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards for each of the NEOs at March 31, 2024.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested ($) (2)

Daniel J. Crowley	150,000	—	$30.86	4/1/2026	52,428	(4)	$788,517	183,495	(7)	$2,759,765
					122,143	(5)	$1,837,031	224,507	(8)	$3,376,585
James F. McCabe	—	—	—	—	14,788	(4)	$222,412	51,755	(7)	$778,395
					36,432	(5)	$547,937	61,513	(8)	$925,156
Jennifer H. Allen	—	—	—	—	11,229	(4)	$168,884	39,300	(7)	$591,072
					27,100	(5)	$407,584	46,266	(8)	$695,841
Thomas A. Quigley III	—	—	—	—	3,217	(4)	$48,384	11,258	(7)	$169,320
					7,040	(5)	$105,882	13,342	(8)	$200,664
Kai W. Kasiguran	—	—	—	—	584	(4)	$8,783	1,314	(7)	$19,763
					3,736	(5)	$56,189	8,717	(8)	$131,104
	—	—	—	—	548	(6)	$8,242
					279,245		4,199,845	641,467		9,647,664

(1)
Represents RSUs granted in fiscal years 2022, 2023 and 2024 and, for Mr. Crowley, also represents RSAs granted in January 2016 in connection with his sign on with the Company.
(2)
Based on the closing price of the Company’s common stock on March 29, 2024 of $15.04 per share.
(3)
Represents PSUs granted in fiscal years 2023, and 2024. The PSUs are subject to three-year performance period and are valued at target.
(4)
Consists of RSUs that vest June 13, 2024 and June 13, 2025, generally subject to continued service through the vesting date.
(5)
Consists of RSUs that vest April 27, 2024, April 27, 2025 and April 27, 2026, generally subject to continued service through the applicable vesting dates.
(6)
Consists of RSUs that vest September 1, 2024, generally subject to continued service through the applicable vesting dates.
(7)
Consists of PSUs that will vest or be forfeited based on the attainment of the applicable three-year performance metrics ending on March 31, 2025.
(8)
Consists of PSUs that will vest or be forfeited based on the attainment of the applicable three-year performance metrics ending on March 31, 2026.

Nonqualified Deferred Compensation

We offer all our executives the opportunity to defer all or any part of their bonus for any year. During the deferral period, the deferred amounts are credited interest at the 10-year U.S. Treasury rate plus 2%. The amount is payable following at the executive’s termination of employment, in one to five-year annual increments, at the executive’s election, except that, if the executive dies, the aggregate balance deferred at the time of his or her death is payable to his or her beneficiaries. None of the NEOs participated in the deferral opportunity in fiscal year 2024.

Employment Agreements

The Company has entered into an employment arrangement with each of the NEOs.

Mr. Crowley’s Employment Agreement. Effective November 18, 2020, simultaneously with his appointment as Chairman of the Company the Company entered into an employment agreement with Mr. Crowley. The employment agreement had a five-year term and memorialized the terms and conditions agreed upon between Mr. Crowley and the Company in connection with Mr. Crowley’s continued service to the Company. Mr. Crowley was eligible to participate in the Company’s annual short-term incentive bonus program, with a target bonus opportunity for fiscal year 2021 equal to 110% of base salary. The actual amount of the annual bonus was to be determined by the Compensation Committee based on plan design and personal achievement of pre-established performance goals. Mr. Crowley was eligible for an annual long-term incentive in a combination of time-based and performance-based restricted stock units with a target date grant value of 350% of base salary. Mr. Crowley also was eligible to participate in the Company’s employee benefit plans that are generally applicable to the Company’s senior executives. Mr. Crowley's base salary, target bonus, and long-term incentive target for fiscal year 2024, as approved by the Compensation Committee, are described in the CD&A section of this Proxy Statement.

The employment agreement also contains various restrictive covenants applicable to Mr. Crowley, including non-competition and employee and customer non-solicitation restrictions that apply for one year following a termination of Mr. Crowley’s employment for any reason.

Mr. McCabe’s Employment Agreement. Effective May 30, 2023, the Company entered into an employment agreement with Mr. McCabe. The employment agreement had a three-year term and memorialized the terms and conditions agreed upon between Mr. McCabe and the Company in connection with Mr. McCabe’s continued service to the Company. Mr. McCabe was eligible to participate in the Company’s annual short-term incentive bonus program, with a target bonus opportunity for fiscal year 2024 equal to 100% of base salary. The actual amount of the annual bonus was to be determined by the Compensation Committee based on plan design and personal achievement of pre-established performance goals. Mr. McCabe was eligible for an annual long-term incentive in a combination of time-based and performance-based restricted stock units with a target date grant value of 170% of base salary. Mr. McCabe also was eligible to participate in the Company’s employee benefit plans that are generally applicable to the Company’s senior executives. Mr. McCabe's base salary, target bonus, and long-term incentive target for fiscal year 2024, as approved by the Compensation Committee, are described in the CD&A section of this Proxy Statement.

The employment agreement also contains various restrictive covenants applicable to Mr. McCabe, including non-competition and employee and customer non-solicitation restrictions that apply for one year following a termination of Mr. McCabe’s employment for any reason.

Ms. Allen’s Employment Agreement. Effective May 30, 2023, the Company entered into an employment agreement with Ms. Allen. The employment agreement had a three-year term and memorialized the terms and conditions agreed upon between Ms. Allen and the Company in connection with Ms. Allen’s continued service to the Company. Ms. Allen was eligible to participate in the Company’s annual short-term incentive bonus program, with a target bonus opportunity for fiscal year 2024 equal to 75% of base salary. The actual amount of the annual bonus was to be determined by the Compensation Committee based on plan design and personal achievement of pre-established performance goals. Ms. Allen was eligible for an annual long-term incentive in a combination of time-based and performance-based restricted stock units with a target date grant value of 130% of base salary. Ms. Allen also was eligible to participate in the Company’s employee benefit plans that are generally applicable to the Company’s senior executives. Ms. Allen's base salary, target bonus, and long-term incentive target for fiscal year 2024, as approved by the Compensation Committee, are described in the CD&A section of this Proxy Statement.

The employment agreement also contains various restrictive covenants applicable to Ms. Allen, including non-competition and employee and customer non-solicitation restrictions that apply for one year following a termination of Ms. Allen’s employment for any reason.

Mr. Quigley’s Employment Agreement. Effective May 30, 2023, the Company entered into an employment agreement with Mr. Quigley. The employment agreement had a three-year term and memorialized the terms and conditions agreed upon between Mr. Quigley and the Company in connection with Mr. Quigley’s continued service to the Company. Mr. Quigley was eligible to participate in the Company’s annual short-term incentive bonus program, with a target bonus opportunity for fiscal year 2024 equal to 60% of base salary. The actual amount of the annual bonus was to be determined by the Compensation Committee based on plan design and personal achievement of pre-established performance goals. Mr. Quigley was eligible for an annual long-term incentive in a combination of time-based and performance-based restricted stock units with a target date grant value of 60% of base salary. Mr. Quigley also was eligible to participate in the Company’s employee benefit plans that are generally applicable to the Company’s senior executives. Mr. Quigley's base salary, target bonus, and long-term incentive target for fiscal year 2024, as approved by the Compensation Committee, are described in the CD&A section of this Proxy Statement.

The employment agreement also contains various restrictive covenants applicable to Mr. Quigley, including non-competition and employee and customer non-solicitation restrictions that apply for one year following a termination of Mr. Quigley's employment for any reason.

Mr. Kasiguran’s Employment Agreement. Effective May 30, 2023, the Company entered into an employment agreement with Mr. Kasiguran. The employment agreement had a three-year term and memorialized the terms and conditions agreed upon between Mr. Kasiguran and the Company in connection with Mr. Kasiguran’s continued service to the Company. Mr. Kasiguran was eligible to participate in the Company’s annual short-term incentive bonus program, with a target bonus opportunity for fiscal year 2024 equal to 40% of base salary. The actual amount of the annual bonus was to be determined by the Compensation Committee based on plan design and personal achievement of pre-established performance goals. Mr. Kasiguran was eligible for an annual long-term incentive in a combination of time-based and performance-based restricted stock units with a target date grant value of 50% of base salary. Mr. Kasiguran also was eligible to participate in the Company’s employee benefit plans that are generally applicable to the Company’s senior executives. Mr. Kasiguran's base salary, target bonus, and long-term incentive target for fiscal year 2024, as approved by the Compensation Committee, are described in the CD&A section of this Proxy Statement.

The employment agreement also contains various restrictive covenants applicable to Mr. Kasiguran, including non-competition and employee and customer non-solicitation restrictions that apply for one year following a termination of Mr. Kasiguran's employment for any reason.

Potential Payments upon Termination of Employment or Change of Control

The information below describes and quantifies compensation that would become payable under existing arrangements in the event of termination of such NEO’s employment under several different circumstances. The amounts shown assume that such termination was effective as of March 31, 2024, and thus include amounts earned through such time and are estimates of the amounts that would be paid to the NEOs upon their termination. The actual amounts to be paid can only be determined at the time of such NEO’s separation from Triumph.

Severance Plans

On February 19, 2019, the Compensation Committee approved (i) the Triumph Group, Inc. Executive Change in Control Severance Plan (the “CIC Severance Plan”), which is applicable in the event of a termination of employment without “cause” or for “good reason” that occurs within the period beginning six (6) months prior to and ending twenty-four (24) months after a “change in control” (each term as defined in the CIC Severance Plan), and (ii) the Triumph Group, Inc. General Severance Plan (the “General Severance Plan,” and together with the CIC Severance Plan, the “Severance Plans”), which is applicable in the event a termination of employment without “cause” or for “good reason” (each term as defined in the General Severance Plan) is unrelated to a change in control. The disclosures in this section of the Proxy Statement related to termination of employment without cause or for good reason, with or without the occurrence of a change in control event, reflect payments that would be made under the Severance Plans if the termination event occurred on March 31, 2024. As described in the CD&A above, the Company entered into a new employment agreement with Mr. Crowley in November 2020, and the Company entered into employment agreements with Mr. McCabe, Ms. Allen, Mr. Quigley, and Mr. Kasiguran in May 2023. Pursuant to their respective employment agreements, the NEOs are eligible to receive severance payments and benefits under the Severance Plans, as applicable.

The initial term of each of the Severance Plans is three years, with automatic one-year extensions thereafter unless terminated at least six months prior to expiration of the then current term. For the CIC Severance Plan, the Company may not provide notice of termination of the CIC Severance Plan if the Company is a party to an agreement that, if consummated, would result in a change in control, as defined in the CIC Severance Plan.

CIC Severance Plan

The CIC Severance Plan is intended to encourage key management to remain with the Company, and to help avoid distractions and conflicts of interest in the event of a potential or actual change in control of the Company so that executives can focus on a fair and impartial review of the acquisition proposal and the maximization of stockholder value despite the risk of losing their employment.

For the NEOs, the change in control severance benefits include the following:

•
a lump sum payment of up to 2.0 times (3.0 times for the CEO) the sum of the executive’s annual base salary as of the date of termination plus the officer’s highest annual bonus, defined as the greater of (1) the average annual bonus in over the three most recent fiscal years and (2) the current target bonus opportunity for the year in which the termination occurs;
•
a lump sum payment of the executive’s annual target bonus opportunity for the year in which the termination occurs, pro-rated for the portion of the fiscal year elapsing prior to the termination date, less any amount actually paid for that fiscal year;
•
a lump sum payment of the total amount that would have been paid through the applicable severance period (36 months for the CEO and 24 months for the other NEOs) that the executive would have received under any qualified plan as a company match if the executive had participated in such plan;
•
vesting of all unvested equity awards or equity awards subject to forfeiture restrictions, with performance-based awards vesting based on target performance,

•
an amount equal to the executive’s cost to participate in COBRA medical and dental continuation coverage for 24 months (36 months for the CEO); and
•
a reimbursement of up to $20,000 ($50,000 for the CEO) for outplacement services.

The change in control benefits do not include any excise tax gross up payments. In addition, the change in control benefits have a “double trigger” such that the payment of a severance benefit may only be made if there is a change in control and the officer’s employment with the Company is terminated by the Company without cause or by the officer for good reason in the six months prior to a change in control or in the 24 months immediately following a change in control of the Company, each as defined in the CIC Severance Plan.

General Severance Plan

The General Severance Plan is intended to promote stability and provide consistent and fair treatment to our departing executives in circumstances which do not constitute cause for employment termination.

For the NEOs, the general severance benefits include the following:

•
payments, in installments, of up to 1.0 times (2.0 times for the CEO) the sum of the officer’s annual base salary as of the date of termination plus the officer’s target bonus opportunity in the fiscal year in which a Qualifying Termination occurs;
•
a lump sum payment of the executive’s annual target bonus opportunity for the year in which the termination occurs, pro-rated for the portion of the fiscal year elapsing prior to the termination date, less any amount actually paid for that fiscal year;
•
vesting of all unvested equity awards or equity awards subject to forfeiture restrictions to the extent such awards were scheduled to vest in the 12 months immediately following the date of termination (18 months for the CEO), with performance-based awards vesting pro rata at target;
•
an amount equal to the executive’s cost to participate in COBRA medical and dental continuation coverage for 12 months (18 months for the CEO); and
•
outplacement services through an outplacement services provider contracted with the Company for 12 months (18 months for the CEO).

Each NEO would be required to execute a general release of employment claims in order to receive benefits under the Severance Plans. The timing of payments Severance Plans would be made in accordance with all applicable law. Each NEO would be required to comply with any non-competition, non-solicitation, assignment of inventions and confidentiality provisions set forth in existing agreements or in the award notice provided to an executive eligible to receive benefits under the Severance Plans.

A NEO who receives general severance benefits shall not be entitled to receive severance benefits under any other plan or agreement of any of its subsidiaries or affiliates (excluding the CIC Severance Plan). If a named executive officer becomes entitled to severance benefits under the General Severance Plan while receiving severance benefits under any other plan or agreement of the Company or any of its subsidiaries or affiliates, then the severance benefits under such other plan or agreement will cease and the severance benefits due to the NEO under the General Severance Plan will be reduced by such other severance benefits previously paid to the executive. If a NEO becomes entitled to severance benefits under the CIC Severance Plan while receiving severance benefits under any other plan or agreement of the Company or any of its subsidiaries or affiliates, including the General Severance Plan, then the severance benefits under such other plan or agreement will cease and the severance benefits due to the NEO under the CIC Severance Plan will be reduced by such other severance benefits previously paid to the executive.

Treatment of Equity Awards upon Termination of Employment

The Company’s equity incentive plans, the 2013 Cash and Equity Incentive Plan, as amended (the “2013 Plan”) and the Amended and Restated 2018 Equity Incentive Plan (the “2018 Plan” and, with the 2013 Plan, the “Equity Plans”) provide for the following consequences for outstanding equity awards in the event of termination of employment as a result of death or disability of a NEO or termination of employment as a result of a voluntary severance incentive program, divestiture or work force restructuring program. Under each of the Equity Plans, the Compensation Committee has the authority to alter the following impact in individual award agreements but has not done so with respect to any outstanding awards to the NEOs. The provisions of the Equity Plans with respect to treatment of outstanding equity awards upon a termination of employment without cause or for good reason, with or without a change in control, have been superseded by the more specific benefits set forth in the Severance Plans and described above.

The 2013 Plan

Termination Event	Stock Options	Service-based Stock Awards and RSUs	Performance-based Stock Awards and PSUs

Death	Outstanding exercisable options are exercisable for the stated term of the options	Outstanding awards are forfeited	Outstanding awards are forfeited

Disability or Retirement	Outstanding exercisable options are exercisable for the stated term of the options	Awards continue to vest until the end of the restricted period	Awards continue to vest until the end of the performance period

Voluntary Severance Incentive Program	All outstanding options fully vest and will be exercisable for the stated term of the options	All outstanding stock awards and RSUs accelerate and all forfeiture provisions lapse	All outstanding stock awards and PSUs accelerate and vest as determined by the Compensation Committee

Divestiture or Workforce Restructuring	The Compensation Committee may, in its discretion, vest some or all outstanding options, and such options will be exercisable for the stated term of the options	The Compensation Committee may, in its discretion, accelerate the vesting of all or a portion of any outstanding stock award or RSU and provide that all forfeiture provisions lapse	All outstanding stock awards and PSUs accelerate and vest as determined by the Compensation Committee

The 2018 Plan

Termination Event	Stock Options	Service-based Stock Awards and RSUs	Performance-based Stock Awards and PSUs

Death	Outstanding exercisable options are exercisable for one year after death	Outstanding awards are forfeited	Outstanding awards are forfeited

Disability	Outstanding exercisable options are exercisable for one year after termination of employment	Awards that would have vested in one year accelerate and vest on termination of employment	Awards with end of performance period within one year of termination of employment will continue to be subject to performance goals and be issued, if earned, at the end of the performance period

Voluntary Severance Incentive Program	With respect to no more than 5% of the shares available for awards under the 2018 Plan, awards will vest, and all outstanding options will be exercisable until the options expire	All outstanding stock awards and RSUs accelerate and all forfeiture provisions lapse	All outstanding stock awards and PSUs are forfeited

Divestiture or Workforce Restructuring *

The Compensation Committee may, in its discretion, with respect to no more than 5% of the shares available for awards under the 2018 Plan, vest some or all outstanding options, and such options will be exercisable until the options expire

The Compensation Committee may, in its discretion, with respect to no more than 5% of the shares available for awards under the 2018 Plan, accelerate the vesting of all or a portion of any outstanding stock award or RSU and provide that all forfeiture provisions lapse

All outstanding stock awards and PSUs are forfeited

* All acceleration events are subject to the award’s compliance with the minimum vesting period of one year.

As described above, certain NEOs are entitled to severance and/or change in control benefits upon termination of employment without cause or for good reason. The table below sets forth the compensation that would become payable if such termination was effective March 31, 2024. None of the NEOs would have received any excise tax gross-up benefits if a change in control had occurred on March 31, 2024. The calculation of equity awards is based on the closing stock price of the Company’s common stock on March 29, 2024 of $15.04 per share. In addition to the below amounts, each NEO would be entitled to receive any accrued salary and a portion of the target annual incentive compensation for the year in which a termination occurred, prorated to the date of termination.

		Cash	Stock	Restricted	Performance	Other
Executive	Termination Scenario	Severance	Options	Stock/Units	Stock/Units	Benefits	Total
Crowley, Daniel	Death	$—	$—	$—	$—	$—	$—
	Retirement	$—	$—	$—	$—	$—	$—
	Disability	$—	$—	$1,266,533	$2,965,372	$—	$4,231,905
	Voluntary Severance Program, Workforce Restructuring, or Divestiture	$—	$—	$2,625,548	$2,965,372	$—	$5,590,919
	Without Cause by Company or for Good Reason by Executive (Absent a Change in Control)	$4,095,000	$—	$1,660,807	$2,965,372	$68,598	$8,789,776
	Without Cause by Company or for Good Reason by Executive upon Change in Control	$7,190,708	$—	$2,625,548	$6,136,350	$168,245	$16,120,851

McCabe, James	Death	$—	$—	$—	$—	$—	$—
	Retirement	$—	$—	$—	$—	$—	$—
	Disability	$—	$—	$394,785	$827,315	$—	$1,222,100
	Voluntary Severance Program, Workforce Restructuring, or Divestiture	$—	$—	$770,349	$827,315	$—	$1,597,664
	Termination Without Cause by Company or for Good Reason by Executive (Absent a Change in Control)	$1,100,000	$—	$394,785	$827,315	$36,592	$2,358,692
	Termination Without Cause by Company or for Good Reason by Executive upon Change in Control	$2,558,567	$—	$770,349	$1,703,551	$93,884	$5,126,350

Allen, Jennifer	Death	$—	$—	$—	$—	$—	$—
	Retirement	$—	$—	$—	$—	$—	$—
	Disability	$—	$—	$293,190	$625,995	$—	$919,185
	Voluntary Severance Program, Workforce Restructuring, or Divestiture	$—	$—	$576,468	$625,995	$—	$1,202,463
	Termination Without Cause by Company or for Good Reason by Executive (Absent a Change in Control)	$848,750	$—	$293,190	$625,995	$35,598	$1,803,533
	Termination Without Cause by Company or for Good Reason by Executive upon Change in Control	$1,857,685	$—	$576,468	$1,286,913	$91,896	$3,812,961

Quigley, Thomas	Death	$—	$—	$—	$—	$—	$—
	Retirement	$—	$—	$—	$—	$—	$—
	Disability	$—	$—	$72,733	$179,768	$—	$252,502
	Voluntary Severance Program, Workforce Restructuring, or Divestiture	$—	$—	$154,265	$179,768	$—	$334,033
	Termination Without Cause by Company or for Good Reason by Executive (Absent a Change in Control)	$540,800	$—	$72,733	$179,768	$35,338	$828,640
	Termination Without Cause by Company or for Good Reason by Executive upon Change in Control	$1,135,915	$—	$154,265	$369,984	$91,376	$1,751,540

Kasiguran, Kai	Death	$—	$—	$—	$—	$—	$—
	Retirement	$—	$—	$—	$—	$—	$—
	Disability	$—	$—	$31,358	$56,876	$—	$88,235
	Voluntary Severance Program, Workforce Restructuring, or Divestiture	$—	$—	$73,215	$56,876	$—	$130,091
	Termination Without Cause by Company or for Good Reason by Executive (Absent a Change in Control)	$371,000	$—	$31,358	$56,876	$34,624	$493,859
	Termination Without Cause by Company or for Good Reason by Executive upon Change in Control	$742,000	$—	$73,215	$150,866	$89,948	$1,056,029

CEO Pay Ratio

The following information about the relationship between the annual compensation of our employees (other than our CEO) and the compensation of Mr. Crowley, our President and CEO, is provided in compliance with the requirements of Item 402(u) of Regulation SK.

As of March 31, 2024, our total population consisted of 4,270 employees. To identify the median compensated employee, we used a Consistently Applied Compensation Measure (“CACM”) defined as the median of 2023 Federal Wages and 401(k) match, annualized for employees not with the Company for the full year.

In fiscal year 2024, the annual total compensation of our median employee was $42,198 determined using the same methodology as for our CEO as reported in the Summary Compensation Table of this Proxy Statement. Mr. Crowley’s total compensation for fiscal year 2024, as reported in the Summary Compensation Table was $5,606,058. The resulting estimated ratio of the annual total compensation of Mr. Crowley to the median of the annual total compensation of all employees was 133 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices, and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Pay Versus Performance (PVP)

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid to our NEOs and certain financial performance metrics of the Company using a methodology that has been prescribed by the SEC.

Fiscal Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)(2)	Average Summary Compensation Table Total for non-PEO NEOs(1)	Average Compensation Actually Paid to non-PEO NEOs(1) (2)	Value of Initial Fixed $100 Investment Based on:		Net Income (Loss) ($ millions)	Triumph Consolidated Adjusted EBITDAP ($ millions)(4)
					Total Shareholder Return	Peer Group Total Shareholder Return(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$5,606,058	$7,700,420	$1,295,596	$1,614,605	$223	$184	$512	$144
2023	$5,928,272	$428,476	$1,242,030	$316,103	$171.45	$166.45	$90	$188
2022	$5,933,161	$10,128,002	$1,731,499	$2,400,078	$373.96	$159.84	($43)	$160
2021	$7,863,997	$13,271,067	$1,401,319	$1,843,131	$271.89	$139.78	($451)	$109

(1) Mr. Crowley served as our principal executive officer (PEO) for all of fiscal year 2024, fiscal year 2023, fiscal year 2022, and fiscal year 2021. Our non-PEO NEOs included: (a) for fiscal year 2024, Mr. McCabe, Ms. Allen, Mr. Quigley and Mr. Kasiguran; (b) for fiscal year 2023, Mr. McCabe, Ms. Allen, Mr. Quigley, Mr. Kasiguran, and William Kircher; (c) for fiscal year 2022, Mr. McCabe, Ms. Allen, Mr. Quigley, and Mr. Kircher; and (d) for fiscal year 2021, Mr. McCabe, Ms. Allen, Peter Wick, Mr. Kircher, and Daniel Ostrosky.

(2) The following amounts were deducted from / added to Summary Compensation Table (SCT) total compensation in accordance with the SEC-mandated adjustments to calculate Compensation Actually Paid (CAP) to our principal executive officer (PEO) and average CAP to our non-PEO named executive officers. The fair value of equity awards was determined using methodologies and assumptions developed in a manner substantively consistent with those used to determine the grant date fair value of such awards.

PEO SCT Total to CAP Reconciliation

Fiscal Year	2021	2022	2023	2024
SCT Total	$7,863,997	$5,933,161	$5,928,272	$5,606,058
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	($5,653,749)	($3,412,500)	($3,510,001)	($3,412,503)
± Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	$7,446,085	$5,888,573	$3,481,113	$4,989,618
± Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	$2,014,292	$1,219,254	($4,368,263)	$43,888
± Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$1,471,661	$0	$0	$0

± Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$128,782	$499,514	($1,102,645)	$473,359
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0	$0
+ Dividends or Other Earnings Paid on Stock Awards in the Fiscal Year Prior to the Vesting Date that are not otherwise included in the Total Compensation for the Fiscal Year	$0	$0	$0	$0
Compensation Actually Paid	$13,271,067	$10,128,002	$428,476	$7,700,420

Non-PEO NEO Average SCT Total to Average CAP Reconciliation

Fiscal Year	2021	2022	2023	2024
Average SCT Total	$1,401,319	$1,731,499	$1,242,030	$1,295,596
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	($428,578)	($770,201)	($397,287)	($493,387)
± Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	$557,429	$1,329,045	$393,911	$721,410
± Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	$229,774	$80,944	($563,000)	$10,318
± Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$25,073	$0	$0	$0
± Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$64,183	$28,791	($140,038)	$80,668
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	($6,068)	$0	($219,513)	$0
+ Dividends or Other Earnings Paid on Stock Awards in the Fiscal Year Prior to the Vesting Date that are not otherwise included in the Total Compensation for the Fiscal Year	$0	$0	$0	$0
Average Compensation Actually Paid	$1,843,131	$2,400,078	$316,103	$1,614,605

(3) The Peer Group for which Total Shareholder Return is provided in column (g) is the S&P Aerospace & Defense Index.

(4) Adjusted EBITDAP is a non-GAAP financial measure. For a reconciliation of net income to EBITDAP, see Appendix A to this Proxy Statement.

Supplemental Disclosure

The charts below illustrate the relationship between the PEO and other NEOs’ SCT Total Compensation, total shareholder return, and CAP amounts during the period fiscal year 2021-fiscal year 2024. This relationship reflects the impact of changes in the Company’s stock price performance on the amount of Compensation Actually Paid in each year in relation to the amount reported in the Summary Compensation Table for the PEO and other NEOs.

CAP Versus Performance Metrics

The chart below illustrates the relationship between the PEO and average Non-PEO CAP amounts and the Company’s and Peer Group’s TSR during fiscal years 2021-2024.

The charts below illustrate the relationship between the PEO and Non-PEO CAP amounts and the Company’s Net Income and Adjusted EBITDAP during fiscal years 2021-2024.

Most Important Performance Measures

The five items listed below represent the most important performance metrics we used to determine CAP for fiscal year 2024 as further described in our CD&A above. For a reconciliation of non-GAAP financial measures, see Appendix A to this Proxy Statement.

Most Important Performance Measures
• Adjusted EBITDAP • Adjusted Free Cash Flow • Adjusted EBITDAP Margin • Adjusted Net Debt to Adjusted EBITDAP Ratio • TSR

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes certain information with respect to our compensation plans and individual compensation arrangements under which our equity have been authorized for issuance as of March 31, 2024:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders (1)	2,126,349	30.86	1,653,843

Equity compensation plans not approved by security holders	—	—	—

Total	2,126,349		1,653,843

(1)
Column (a) includes stock options, outstanding time-based RSUs, PSUs (at target) made under the 2016 Directors’ Plan, and the 2013 Equity and Cash Incentive Plan, the 2018 Plan and deferred stock units (“DSUs”) issued to non-employee directors under the Amended and Restated Directors’ Stock Incentive Plan, which expired in fiscal year 2017. Column (b) provides the weighted-average exercise price for outstanding stock options. The weighted-average grant date fair value of the outstanding RSUs and DSUs is $14.55.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

As of June 10, 2024, the directors, nominees for director, named executive officers, all directors and executive officers as a group, and owners of more than 5% common stock in the table below, were known to us to be beneficial owners (as defined in regulations issued by the SEC) of the outstanding common stock as shown in the table below.

A person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from June 10, 2024 upon the exercise of options, warrants or other rights. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants or other rights that are held by that person (but not those held by any other person) and that are exercisable within 60 days from June 10, 2024 have been exercised.

Unless otherwise indicated, the address of each person identified is c/o 555 E. Lancaster Avenue, Suite 400, Radnor, Pennsylvania 19087.

Unless otherwise noted, we believe that all persons named in the table have sole voting and dispositive power with respect to all shares of common stock beneficially owned by them.

The percentage of total shares outstanding is based upon 77,206,392 outstanding shares of common stock as of June 10, 2024.

Name	Number	Percent of Total Shares Outstanding

Daniel J. Crowley(1)	1,062,782	1.4%
James F. McCabe(2)	174,020	*
Jennifer H. Allen(3)	89,081	*
Thomas A. Quigley(4)	46,471	*
Kai W. Kasiguran(5)	2,133	*
Patrick E. Allen(6)	11,854	*
Paul Bourgon(6)	71,726	*
Mark C. Cherry(6)	—	*
Cynthia M. Egnotovich(6)	32,561	*
Daniel P. Garton(6)	63,708	*
Barbara W. Humpton(6)	51,790	*
Neal J. Keating(6)	68,987	*
Courtney R. Mather(6)	11,854	*
Colleen C. Repplier(6)	53,621	*
BlackRock, Inc.(7)	12,556,759	16.3%
The Vanguard Group(8)	7,021,354	9.1%
Hill City Capital Master Fund LP(9)	5,601,437	7.3%
State Street Corporation(10)	5,301,530	6.9%
All executive officers and directors as a group (14 persons)(11)	1,740,588	2.3%

* Less than one percent.

(1)
Consists of (a) 886,567 shares held directly by Mr. Crowley, (b) currently exercisable options to purchase 150,000 shares, and (c) RSUs to acquire 26,213 shares within 60 days. Excludes the following:

Award	Grant Date
26,215 RSUs	June 13, 2022
183,495 PSUs (at target)	June 13, 2022
64,145 RSUs	April 23, 2023
224,507 PSUs (at target)	April 27, 2023
73,230 RSU	May 24, 2024
170,869 PSUs (at target)	May 24, 2024

(2)
Consists of (a) 166,627 shares held directly by Mr. McCabe, and (b) RSUs to acquire 7,393 shares within 60 days. Excludes the following:

Award	Grant Date
7,395 RSUs	June 13, 2022
51,755 PSUs (at target)	June 13, 2022
17,576 RSUs	April 27, 2023
61,513 PSUs (at target)	April 27, 2023
21,988 RSUs	May 24, 2024
51,306 PSUs (at target)	May 24, 2024

(3)
Consists of (a) 83,467 shares held directly by Ms. Allen, and (b) RSUs to acquire 5,614 shares within 60 days. Excludes the following:

Award	Grant Date
5,615 RSUs	June 13, 2022
39,300 PSUs (at target)	June 13, 2022
13,220 RSUs	April 27, 2023
46,266 PSUs	April 27, 2023
15,846 RSUs	May 24, 2024
36,973 PSUs (at target)	May 24, 2024

(4)
Consists of (a) 44,863 shares held directly by Mr. Quigley, and (b) RSUs to acquire 1,608 shares within 60 days. Excludes the following:

Award	Grant Date
1,609 RSUs	June 13, 2022
11,258 PSUs (at target)	June 13, 2022
3,812 RSUs	April 27, 2023,
13,242 PSUs (at target)	April 27, 2023
4,352 RSUs	May 24, 2024
10,155 PSUs (at target)	May 24, 2024

(5)
Consists of (a) 1.841 shares held directly by Mr. Kasiguran, and (b) RSUs to acquire 292 shares within 60 days. Excludes the following:

Award	Grant Date
292 RSUs	June 13, 2022
1,314 PSUs (at target)	June 13, 2022
2,491 RSUs	April 27, 2023
8,717 PSUs (at target)	April 27, 2023
2,957 RSUs	May 24, 2024
6,900 PSUs (at target)	May 24, 2024
548 RSUs	September 1, 2021

(6)
For Mr. Allen, Mr. Bourgon, Ms. Egnotovich, Mr. Garton, Ms. Humpton, Mr. Keating, Mr. Mather, and Ms. Repplier, the beneficial ownership disclosed includes 11,854 RSUs granted on July 25, 2023 under the 2016 Directors’ Plan. Mr. Mather is an officer of Vision One Management Partners, LP or one of its affiliates (collectively, "Vision One"). Mr. Mather disclaims beneficial ownership of the 2,472,843 shares of common stock of the Company beneficially owned by Vision One.

The beneficial ownership disclosed does not include any deferred stock units (“DSUs”) issued to the non‑employee directors under non‑employee director compensation plans. As of June 10, 2024, 13,275 DSUs were held by the current non‑employee directors as follows:

Name	Number of DSUs

Mr. Allen	—
Mr. Bourgon	13,275
Ms. Egnotovich	—
Mr. Garton	—
Ms. Humpton	—
Mr. Keating	—
Mr. Mather	—
Ms. Repplier	—

(7)
Information is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 22, 2024. The Schedule 13G/A reports that on December 31, 2023, BlackRock, Inc. had sole voting power over 13,363,326 shares, shared voting power over 0 shares, sole dispositive power over 12,556,759 shares and shared dispositive power over 0 shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(8)
Information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024. The Schedule 13G/A reports that on December 29, 2023, The Vanguard Group had sole voting power over 0 shares, shared voting power over 44,666 shares, sole dispositive power over 6,909,752 shares and shared dispositive power over 111,602 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(9)
Information is based on a Schedule 13G/A filed by Hill City Capital Master Fund LP with the SEC on February 13, 2024. The Schedule 13G/A reports that on December 31, 2023, Hill City Capital Master Fund LP (the "Fund"), Hill City Capital GP, LLC (the "General Partner"), which serves as the general partner of the Fund; Hill City Capital LP (the "Investment Manager"), which serves as investment manager of the Fund; Hill City GP LLC (the "Investment Manager GP") which serves as the general partner of the Investment Manager; and Herbert Frazier, who serves as managing member of the General Partner and the Investment Manager GP had sole voting power over 0 shares, shared voting power over 5,601,437 shares, sole dispositive power over 0 shares and shared dispositive power over 5,601,437 shares. The principal business address of the Fund is c/o Ogier Global (Caymen) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009. The principal business address of the General Partner, the Investment Manager, the Investment Manager GP and Mr. Frazier is 121 High Street, 3rd Floor, Boston, Massachusetts 02110.

(10)
Information is based on a Schedule 13G/A filed by State Street Corporation with the SEC on January 25, 2024. The Schedule 13G/A reports that on December 31, 2023 State Street Corporation had sole voting power over 0 shares, shared voting power over 5,104,448 shares, sole dispositive power over 0 shares and shared dispositive power over 5,301,530 shares. The address of State Street Corporation is State Street Financial Center, 1 Congress Street, Suite 1, Boston, MA 02114.

(11)
This group includes all directors, nominees and current executive officers.

STOCKHOLDER PROPOSALS – 2025 ANNUAL MEETING OF STOCKHOLDERS

Proposals of stockholders intended to be presented at the annual meeting of stockholders in 2025 must be received no later than February 24, 2025 to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. If any stockholder wishes to present a proposal at the 2025 annual meeting of stockholders that is not included in our proxy statement for that meeting, such stockholder must submit that proposal, including the information required under our Bylaws, to the Secretary of Triumph no earlier than April 10, 2025 and no later than May 10, 2025. If the stockholder fails to follow the notice requirements set forth in our Bylaws, then we will be allowed to use our discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in our proxy statement. Stockholder nominations for director that are intended to be presented at our 2025 annual meeting of stockholders and in our proxy materials for such meeting must comply with our Bylaws and must be received by our Secretary no earlier than January 25, 2025 and no later than February 24, 2025 in order to be considered for inclusion in our proxy statement and form of proxy related to that meeting. To be timely for purposes of Rule 14a-19 of the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the information required by Rule 14a-19, which must be received in accordance with the requirements of our Bylaws as described above. In addition, to the extent that any information required by Rule 14a-19 is not required under our Bylaws to be included with your notice, we must receive such additional information by June 9, 2025. Stockholder proposals should be directed to the Secretary, at our address set forth on the first page of this Proxy Statement.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, officers (including a person performing a principal policy-making function) and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, officers and greater than 10% holders are required by SEC regulations to furnish us with copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to us and the representations made by the reporting persons to us, we believe that during the fiscal year ended March 31, 2024, our directors, officers and greater than 10% holders complied with all filing requirements under Section 16(a) of the Exchange Act, except for Mr. Kasiguran, who had one late report, which included one transaction not reported on a timely basis.

HOUSEHOLDING OF PROXY MATERIALS

Certain stockholders who share the same address may receive only one copy of the Notice, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended March 31, 2024 (the “Annual Report”) in accordance with a notice delivered earlier this year from such stockholders’ bank, broker or other holder of record, unless the applicable bank, broker or other holder of record received contrary instructions. This practice, known as “householding,” is designed to reduce printing and postage costs. Stockholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or commence householding may request or discontinue householding, or may request a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, either by contacting their bank, broker or other holder of record at the telephone number or address provided in the above referenced notice, or contacting us by telephone at (610) 251-1000 or in writing at 555 E. Lancaster Avenue, Suite 400, Radnor, PA 19087, Attention: Secretary. Stockholders who are requesting to commence or discontinue householding should provide their name, the name of their broker, bank or other record holder, and their account information.

ANNUAL REPORT ON FORM 10-K

We will promptly provide without charge to each person solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report, including financial statements and the schedules thereto. Such written and any oral requests should be directed to Triumph Group, Inc. at 555 E. Lancaster Avenue, Suite 400, Radnor, PA 19087, Attention: Secretary, (610) 251-1000.

By order of the Board of Directors,

Jennifer H. Allen

June 24, 2024

APPENDIX A

Appendix A—Reconciliation of GAAP and Non‑GAAP Financial Measures

As disclosed on the Form 10-K filed on May 31, 2024, in fiscal year 2024, the results of our aftermarket product support business were presented for the years ended March 31, 2024, 2023 and 2022, as discontinued operations. Additionally, in fiscal year 2023 and 2022, we adjusted our earnings before interest, taxes, depreciation and amortization and pension (EBITDAP) and free cash flow performance metrics in our AIP. The tables below provide a reconciliation from net income and cash flow used in operations (GAAP metrics) to EBITDAP and free cash flow (non‑GAAP metrics), respectively, and shows how the non-GAAP metrics were adjusted, as used in the determination of our AIP payouts.

($ in millions)	12 Fiscal Months Ended March 31, 2024
Net loss (GAAP)	$(34)
Add back: Income tax expense	7
Add back: Interest expense and other	123
Add back: Debt extinguishment loss	2
Less: Warrant remeasurement gain, net	(9)
Add back: Legal contingencies loss	7
Add back: Shareholder cooperation expenses	2
Add back: Loss on divestitures	12
Add back: Share-based compensation	9
Less: Amortization of acquired contract liability	(3)
Add back: Depreciation & Amortization	30
Less: Non-service defined benefit income	(2)

Adjusted EBITDAP(1)	$144
Add: Divestiture and restructuring adjustment	6
AIP Adjusted EBITDAP - Achieved(1)	$150

($ in millions)	12 Fiscal Months Ended March 31, 2024
Cash flow from operations (GAAP)	$9
Capital expenditures	(21)
Free cash flow(1)	(12)
Add back: Divestiture adjustment	3
Less: AIP Negative Discretion	(3)
AIP Free cash flow - Achieved(1)	$(12)

($ in millions)	12 Fiscal Months Ended March 31, 2023
Net income (GAAP)	$72
Add back: Income tax expense	4
Add back: Interest expense and other	115
Add back: Debt modification and extinguishment loss	33
Less: Warrant remeasurement gain, net	(9)
Add back: Pension related charges	15
Add back: Consideration payments to customer related to divestiture	17
Less: Gain on divestitures	(102)
Add back: Share-based compensation	9
Less: Amortization of acquired contract liability	(3)
Add back: Depreciation & Amortization	33
Less: Non-service defined benefit income	(34)

Adjusted EBITDAP(1)	$150
Less: AIP Negative Discretion	(8)
Add: Product Support Adjusted EBITDAP	46
AIP Adjusted EBITDAP - Achieved(1)(2)	$188

($ in millions)	12 Fiscal Months Ended March 31, 2023
Cash flow from operations (GAAP)	$(52)
Capital expenditures	(21)

Free cash flow(1)	$(73)

($ in millions)	12 Fiscal Months Ended March 31, 2022
Net loss (GAAP)	$(50)
Add back: Income tax expense	4
Add back: Interest expense and other	113
Add back: Debt modification and extinguishment loss	12
Add back: Pension charges	52
Add back: Losses on divestitures	9
Add back: Share-based compensation	10
Less: Non-service defined benefit income	(57)
Add back: Depreciation & Amortization	46
Add back: Long-lived asset impairment	2
Less: Amortization of acquired contract liability	(6)

Adjusted EBITDAP(1)	$135
Less: Share-based compensation	(10)
Add: Product Support Adjusted EBITDAP	35
Adjusted EBITDAP, for AIP and as historically presented(1)(2)(3)	$160

($ in millions)	12 Fiscal Months Ended March 31, 2022
Cash flow from operations (GAAP)	$(137)
Capital expenditures	(20)
Free cash flow(1)	$(157)

($ in millions)	12 Fiscal Months Ended March 31, 2021 (4)
Net loss (GAAP)	$(451)
Add back: Income tax expense	3
Add back: Interest expense and other	171
Less: Non-service defined benefit income	(50)
Add back: Depreciation & Amortization	94
Add back: Long-lived asset impairment	252
Less: Amortization of acquired contract liability	(39)
Add back: Losses on divestitures	105
Add back: Impairment of rotable inventory	24

Adjusted EBITDAP, for AIP and as historically presented(1)(3)	$109
Add back: Share-based compensation	13
Adjusted EBITDAP(1)	$122

($ in millions)	12 Fiscal Months Ended March 31, 2021
Cash flow from operations (GAAP)	$(173)
Capital expenditures	(25)
Free cash flow(1)	$(198)

(1) This is a non-GAAP performance measure.

(2) Prior to fiscal year 2024, Adjusted EBITDAP included the operating results of our aftermarket product support business.

(3) Prior to fiscal year 2022, Adjusted EBITDAP did not include an adjustment for share-based compensation. This metric represents Adjusted EBITDAP as used for AIP performance measurement.

(4) The reconciliation of net loss to Adjusted EBITDAP for fiscal year 2021 has not been recast to reflect the aftermarket product support business as discontinued operations.

SCAN TO VIEW MATERIALS & VOTE TRIUMPH GROUP, INC. 555 EAST LANCASTER AVENUE, SUITE 400 RADNOR, PA 19087 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on August 7, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TG12024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on August 7, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V53061-P14541 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TRIUMPH GROUP, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain 1a. Patrick E. Allen 0 0 0 1b. Mark Cherry O 0 0 2. 1c. Daniel J. Crowley 0 O 1d. Cynthia M. Egnotovich 0 0 0 3. The Board of Directors recommends you vote FOR proposals 2 and 3. Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2025. To approve, by advisory vote, the compensation paid to our named executive officers for fiscal year 2024. 0 0 0 For Against Abstain 0 0 0 1e. Daniel P. Garton 0 O 0 1f. Barbara W. Humpton 0 The Board of Directors recommends you vote AGAINST proposal 4. For Against Abstain 1g. Neal J. Keating 1h. Courtney R. Mather 1i. Colleen C. Repplier 0 0 0 000 4. To consider a stockholder proposal to adopt a policy and amend the Company's governing documents so that two separate people hold the office of Chairman and Chief Executive Officer of the Company. NOTE: At their discretion, the named proxies are authorized to consider and vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof. 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. V53062-P14541 TRIUMPH GROUP, INC. Annual Meeting of Stockholders August 8, 2024, 9:00 AM ET This proxy is solicited by the Board of Directors The undersigned hereby appoints Daniel J. Crowley, James F. McCabe and Jennifer H. Allen as proxies, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of stock of Triumph Group, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if virtually present at the Annual Meeting of Stockholders of the Company to be held on August 8, 2024, and at any and all postponements or adjournments thereof. Such meeting will be held via live webcast on the Internet at www.virtualshareholdermeeting.com/TGI2024. This proxy will be voted as directed. If no direction is given with respect to the proposals, the proxies will vote FOR each of the nominees in proposal 1, FOR proposals 2 and 3, and AGAINST proposal 4 and will vote in their discretion on such matters that may properly come before the meeting and at any postponement or adjournments of such meeting. Continued and to be signed on reverse side